Exhibit 10.6

CONFORMED THROUGH SECOND AMENDMENT

SECOND LIEN TERM LOAN CREDIT AGREEMENT

Dated as of March 26, 2019

among

PARKER DRILLING COMPANY,

as Borrower,

UMB Bank, N.A.,

as Administrative Agent,

and

THE LENDERS

from time to time party hereto

i

SCHEDULES

2.01	Commitments and Applicable Percentages
5.02	Consents, Authorizations, Filings and Notices
5.04	Litigation
5.07(A)	Specified Barge Rigs 5.07(B) Specified Land Rigs
5.14	Subsidiaries; Other Equity Investments
5.16	Environmental Matters
5.18	UCC Filing Jurisdiction; United States Coast Guard Filing
5.21	OFAC
6.11	Deposit Accounts
6.15	Post-Closing Deliveries
7.01	Existing Liens
7.03	Existing Indebtedness
7.08	Transaction with Affiliates
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B-l	U.S. Tax Compliance Certificate
B-2	U.S. Tax Compliance Certificate
B-3	U.S. Tax Compliance Certificate
B-4	U.S. Tax Compliance Certificate
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Solvency Certificate
G	Specified Permitted Reorganization
H	Lux Receivables Pledge Agreement

v

SECOND LIEN TERM LOAN CREDIT AGREEMENT

This SECOND LIEN TERM LOAN CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of March [26], 2019, among PARKER DRILLING COMPANY, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), and UMB Bank, N.A., as the Administrative Agent.

PRELIMINARY STATEMENTS:

WHEREAS, on December 12, 2018, Borrower and certain of its direct and indirect Subsidiaries (collectively, the “Debtors”), as debtors and debtors-in-possession, commenced voluntary cases under chapter 11 of Title 11 of the United States Code in the Southern District of Texas Houston Division (the “Bankruptcy Court”), which cases are being jointly administered (the “Cases”);

WHEREAS, the Amended Joint Chapter 11 Plan of Reorganization filed by the Loan Parties in the Cases with the Bankruptcy Court on January 23, 2019 to implement the Restructuring Transactions (as defined in the RSA) (as amended, supplemented, or otherwise modified from time to time the “Plan of Reorganization”) has been confirmed pursuant to the Confirmation Order;

WHEREAS, Borrower has requested, and the Lenders have agreed to make available to Borrower, a second lien senior secured term loan credit facility subject to the terms and conditions set forth in this Agreement, to consummate the Plan of Reorganization in accordance with its terms;

WHEREAS, under the second lien senior secured term loan credit facility, in exchange for good and valuable consideration the sufficiency of which is hereby acknowledged by the Borrower, Lenders shall be deemed to have made certain term loans;

WHEREAS, Borrower desires to secure all of its Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its personal property (subject to the limitations set forth herein and in the Collateral Documents); and

WHEREAS, subject to the terms hereof, each Guarantor is willing to guarantee all of the Obligations of Borrower and to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its personal property (subject to the limitations set forth herein and in the Collateral Documents).

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2019 Mortgage” means that certain Preferred Fleet Mortgage, executed by Parker Drilling Offshore USA, L.L.C., in favor of UMB Bank, N.A. in its capacity as Administrative Agent and trustee, entered into in connection with this Agreement pursuant to the terms thereof.

“2020 Notes Claim” shall have the meaning specified in the Plan of Reorganization.

“2022 Notes Claim” shall have the meaning specified in the Plan of Reorganization.

“ABL Agent” means the administrative agent under the ABL Credit Agreement.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of the Closing Date, among the Borrower, certain subsidiaries of the Borrower party thereto from time to time, each lender from time to time party thereto, and ABL Agent (as amended, amended and restated, supplemented or otherwise modified from time to time).

“ABL Loan Documents” means the “Loan Documents” as defined in the ABL Credit Agreement.

“ABL Obligations” means the “Obligations” as defined in the ABL Credit Agreement.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Administrative Agent” means UMB Bank, N.A. in its capacity as administrative agent under this Agreement and the other Loan Documents to which it is a party, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in any form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding anything to the contrary contained herein, in no event shall any Lender or Administrative Agent be deemed an Affiliate of the Borrower or any of its subsidiaries solely by virtue of its capacity as a Lender or Administrative Agent hereunder.

“Agent” means, collectively, the Administrative Agent and any other agent appointed in accordance with the terms of this Agreement, if any.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, or otherwise, in each case incurred or payable by the Borrower generally to the Lenders; provided that (i) original issue discount and upfront fees shall be equated to an interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness), (ii) “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees and underwriting fees or other fees not paid generally to all Lenders of such Indebtedness and (iii) if and to the extent such Indebtedness was originally issued with original issue discount or upfront fees and was subsequently repriced through an amendment in connection with which no additional original issue discount or upfront fees were incurred, the original issue discount or upfront fees with respect to the original issuance of such Indebtedness will be taken into account.

“Applicable Discount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Discount Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Order of Purchase” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Commitments and aggregate outstanding principal amount of Loans of any Class represented by such Lender’s Commitment and outstanding principal amount of Loans of such Class at such time. As of the Closing Date, the Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 and thereafter in the Assignment and Assumption (or such other instrument) pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, (i) with respect to Initial Loans and the Extended Term Loans, 13% per annum and (ii) with respect to any Incremental Loan, the applicable percentages per annum set forth in the relevant Incremental Amendment.

“Appropriate Lender” means, at any time, with respect to Loans or Commitments of any Class, a Lender that has a Commitment or holds a Loan of such Class at such time.

“Approved Fund” means any Fund that is administered, managed, advised or sub-advised by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, manages, co-manages or advises a Lender.

“Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets or rights including by means of a merger, consolidation or similar transaction; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole will be governed by 2.05(b)(i) and/or Section 7.04 hereof and not by Section 7.05 hereof, and (ii) the issuance of Equity Interests in any of the Borrower’s Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares). Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales: (i) any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million, (ii) a transfer of assets between or among the Loan Parties or between or among any Subsidiaries that are not Loan Parties, (iii) an issuance of Equity Interests by a Subsidiary to the Borrower or to another Subsidiary, (iv) the sale or lease of equipment, inventory, accounts receivable, services or other assets in the Ordinary Course of Business or the sale of inventory to any joint venture in which the Borrower owns directly or indirectly at least 50% of the Equity Interests for resale by such joint venture to its customers in the Ordinary Course of Business, (v) the sale or other disposition of cash or Cash Equivalents, (vi) a Restricted Payment that is permitted by Section 7.06 hereof or a Permitted Investment, (vii) dispositions in connection with Permitted Liens, (viii) the sale of a rig built by the Borrower or any of its Subsidiaries for the purpose of sale to a customer where the sale proceeds are recorded in the Borrower’s consolidated financial statements as operating income in accordance with generally accepted accounting principles in the United States, (ix) sales or other dispositions of damaged, worn-out or obsolete equipment or assets that, in the Borrower’s reasonable judgment, are either (A) no longer used or (B) no longer useful in the business of the Borrower or its Subsidiaries, (x) any trade or exchange by the Borrower or any Subsidiary of one or more drilling rigs for one or more other drilling rigs owned or held by another Person, provided that (A) the fair market value of the drilling rig or rigs traded or exchanged by the Borrower or such Subsidiary (including any cash or Cash Equivalents to be delivered by the Borrower or such Subsidiary) is reasonably equivalent to the fair market value of the drilling rig or rigs (together with any cash or Cash Equivalents) to be received by the Borrower or such Subsidiary and (B) such exchange is approved by a majority of the disinterested members of the board of directors of the Borrower, (xi) any transfer by the Borrower or any Subsidiary to its customers of drill pipe, tools and associated drilling equipment utilized in connection with a drilling contract for the employment of a drilling rig in the Ordinary Course of Business, (xii) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Borrower or any Subsidiary to the extent not materially interfering with the business of the Borrower and the Subsidiaries, (xiii) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (xiv) voluntary termination of any Hedging Obligations, (xv) transfers of property subject to casualty and condemnation proceedings, and (xvi) any transaction required to consummate the Specified Permitted Reorganization.

“Asset Sale Offer” has the meaning specified in Section 2.05(b)(ii).

“Asset Sale Payment Date” has the meaning specified in Section 2.05(b)(ii).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds administered, managed, co-managed or advised by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit E-l or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Expiration Time” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Party” or “Auction Parties” has the meaning assigned to such term in the definition of “Dutch Auction” or as specified in Section 2.05 as the context may require.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for each of the fiscal years ended on December 31, 2017 and, to the extent available on or prior to the Closing Date, December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Court” has the meaning specified in the recitals hereto.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing or deemed borrowing consisting of Loans.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cases” has the meaning specified in the recitals hereto.

“Cash Equivalents” means any of the following:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits, Euro time deposits or overnight bank deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities with maturities of 180 days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition;

(g) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) through (f) of this definition; and

(h) shares of any money market fund for which an affiliate of Bank of America provides investment advisory services.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and any successor statute.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary that has no material assets (as determined in good faith by the Borrower in consultation with the Administrative Agent) other than Equity Interests or debt instruments in (A) one or more CFCs (other than Excluded Foreign Subsidiaries) or (B) one or more other CFC Holdcos.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act);

(b) the adoption of a plan by the stockholders of the Borrower relating to the liquidation or dissolution of the Borrower;

(c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as the term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Borrower; or

(d) a “change of control”, or like event, as defined in the ABL Credit Agreement.

“Change of Control Notice” has the meaning specified in Section 2.05(b)(i).

“Change of Control Offer” has the meaning specified in Section 2.05(b)(i).

“Change of Control Payment Date” has the meaning specified in Section 2.05(b)(i).

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Commitments or Incremental Commitments, and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Loans, Extended Loans or Incremental Loans. Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Vessels” referred to in the Collateral Documents and all of the other Property of the Loan Parties, now owned or hereafter acquired, that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties (and excluding, for the avoidance of doubt, any Excluded Assets (as defined in the Security Agreement)).

“Collateral Documents” means, collectively, the Security Agreement, the Lux Security Agreements, the Mortgages, each of the supplements (or amendments and/or restatements, as applicable) to any of the foregoing, any Control Agreements, mortgages, collateral assignments, Security Agreement Supplements, security agreements (including intellectual property security agreements), pledge agreements or other similar agreements, instruments, filings or recordings (and amendments to the foregoing, as applicable) delivered to the Administrative Agent pursuant to Section 6.09, and each of the other agreements, instruments, documents, filings or recordings that creates or purports to create (or continue) a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitments” means the Initial Commitments and the Incremental Commitments.

“Committed Loan Notice” means a notice of a Borrowing, which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit D.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code of the United States.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, at any date of determination, for any period, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts, and other fees and charges associated with Indebtedness for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) other extraordinary, unusual or non-recurring expenses or losses of the Borrower and its Subsidiaries reducing such Consolidated Net Income (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on sales of assets outside of the Ordinary Course of Business), provided that, in the case of such extraordinary, unusual or nonrecurring expenses or losses, such additions are found to be acceptable by the Required Lenders, acting reasonably, (vi) restructuring costs and any consulting or professional fees incurred in connection with the Cases, and (vii) other non-cash charges and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the Ordinary Course of Business), provided that, in the case of such extraordinary, unusual or non-recurring income or gains, such deductions are found to be acceptable by the Required Lenders, acting reasonably, (iii) any other non-cash income, all as determined on a consolidated basis (iv) items of income or gain relating to the Cases, and (v) the amount of any cash expenditures during such period in respect of items that were added as non-cash charges in determining Consolidated EBITDA for a prior period.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of total interest expense (including that attributable under Capitalized Leases) for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by the Borrower or its Subsidiaries with respect to letters of credit and bankers’ acceptance financing and net costs under hedge agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio” means, as of the last day of any Measurement Period, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for such Measurement Period.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the consolidated net income (or loss) of the Borrower and its Subsidiaries for that period; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the net income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the net income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such net income is actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions and (c) the net income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary (provided that, 100% of any net losses of such Subsidiary shall be included).

“Consolidated Tangible Assets” means, with respect to any Person as of any date of determination, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

“Consolidated Total Debt” means, as of the date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries as of such date (other than Indebtedness of the type described in clause (iii) of the definition of “Indebtedness”, except to the extent such facilities have been drawn and not reimbursed), determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means in respect of any deposit account, securities account, lockbox account, concentration account, collection account or disbursement account, a Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, pursuant to which the Loan Party that is the owner of such account irrevocably instructs the bank or securities intermediary that maintains such account that such bank or securities intermediary shall follow the instructions or entitlement orders, as the case may be, of the ABL Agent or the Administrative Agent, as applicable, without further consent of such Loan Party. Each Control Agreement shall contain such other terms as shall be customary for agreements of such type. With respect to deposit accounts, securities accounts and other accounts of Lux Holdco maintained in Luxembourg, the term “Control Agreement” shall be deemed to refer to a Lux Account Pledge Agreement.

“Credit Extension” means the making or deemed making of a Loan.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the ABL Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original lender or lenders or another lender or lenders and whether provided under the ABL Credit Agreement or any other credit or other agreement or indenture).

“Customary Intercreditor Agreement” means (a) in connection with the incurrence of Pari Passu Indebtedness that is to be secured by Liens on the Collateral securing such Pari Passu Indebtedness that shall rank equal in priority to the Liens on the Collateral securing the Obligations, the Senior Lien Intercreditor Agreement (and a joinder to such Senior Lien Intercreditor Agreement shall be executed with respect to such Pari Passu Indebtedness) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by junior Liens, either (i) an intercreditor agreement substantially in the form of the Senior Lien Intercreditor Agreement where the Obligations shall be the senior obligations thereunder (with such modifications as may be necessary or appropriate in light of prevailing market conditions and are not materially adverse to the Lenders, taken as a whole) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent (at the direction of the Required Lenders) and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations.

“Debt Issuance” means the incurrence by the Borrower or any Subsidiary of any Indebtedness or the issuances, offerings or placements of debt obligations (other than as permitted by Section 7.03).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” has the meaning specified in the recitals hereto.

“Deemed Date” has the meaning specified in Section 7.03.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including any interest payable in kind) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) becomes the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided further that the Administrative Agent shall not be deemed to have knowledge of any event or circumstance that would cause a Lender to be a Defaulting Lender under clauses (b), (c) or (d) above unless and until the Administrative Agent has received written notice of such event or circumstance. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of comprehensive Sanctions (which, as of the date of this Agreement, are Crimea, Cuba, Iran, Syria and North Korea).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interests), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Equity Interests, in whole or in part, in each case, on or prior to the date that is 91 days after the date (a) which is the latest Maturity Date or (b) on which there are no Obligations outstanding; provided that only the portion of Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders of the Equity Interests have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Equity Interests provide that the Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to obtaining any waiver or amendment to this Agreement required to permit such repurchase or redemption.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dutch Auction” means an auction (an “Auction”) conducted by the Borrower or one or more of its Subsidiaries (in such capacity, as applicable, the “Auction Party”) in their sole discretion in order to purchase Loans in accordance with the following procedures:

(A) Notice Procedures. In connection with an Auction, the Auction Party will provide notification to the auction manager (for distribution to the Appropriate Lenders (the “Eligible Auction Lenders”) and the Administrative Agent) of the principal amount of any Class of Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall contain (i) the total cash value of the bid (the “Auction Amount”), in a minimum amount of $1,000,000 with minimum increments of $500,000, (ii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Loans (i.e., a 5% to 10% Discount Range would represent $50,000 to $100,000 per $1,000,000 principal amount of Loans, with a 10% discount being deemed a “higher” discount than 5% for purposes of an Auction) at issue that represents the discounts applied to calculate the range of purchase prices that the Auction Party would be willing to accept in the Auction; provided that the Discount Range may, at the option of the Auction Party, be a single percentage, (iii) the date on which the Auction will conclude, on which date Return Bids will be due at the time provided in the Auction Notice (such time, the “Auction Expiration Time”), as such date and time may be extended upon notice by the Auction Party to the auction manager before any prior Auction Expiration Time, and (iv) the identity of the auction manager, and shall indicate if such auction manager is an Affiliate of the Borrower. Each offer to purchase Loans of any Class in an Auction shall be offered on a pro rata basis to all the Eligible Auction Lenders.

(B) Reply Procedures. In connection with any Auction, each Eligible Auction Lender may, in its sole discretion, participate in such Auction and, if it elects to do so (any such participating Eligible Auction Lender, a “Participating Lender”), shall provide, prior to the Auction Expiration Time, the auction manager with a notice of participation (the “Return Bid”) which shall be in a form and substance prepared by the auction manager and shall specify (i) a discount to par that must be expressed as a percentage of par principal amount of Loans expressed in percentages (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of Loans, which must be in increments of $500,000, that such Eligible Auction Lender is willing to offer for sale at its Reply Discount (the “Reply Amount”). An Eligible Auction Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to such Eligible Auction Lender’s entire remaining amount of such Loans. Eligible Auction Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three bids, only one of which can result in a Qualifying Bid (as defined below). In addition to the Return Bid, each Participating Lender must execute and deliver, to be irrevocable during the pendency of the Auction and held in escrow by the auction manager, an assignment agreement pursuant to which such Participating Lender shall make the representations and agreements substantially consistent with the terms of Section 2.05(a)(iii)(C). Any Eligible Auction Lender that fails to submit a Return Bid at or prior to the Auction Expiration Time shall be deemed to have declined to participate in the Auction.

(C) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the auction manager, the auction manager, with the consent of the Auction Party, will, within ten (10) Business Days of the Auction Expiration Time (or such other time agreed by the Borrower), determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the highest Reply Discount at which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount, the Auction Party shall, at its election, either (i) withdraw the Auction or (ii) complete the Auction as set forth below. Unless withdrawn, the Auction Party shall notify the Participating Lenders of the Applicable Discount no later than one (1) Business Day after it is determined (the “Applicable Discount Notice”). The Auction Party shall, within three (3) Business Days of the Applicable Discount Notice, purchase Loans from each Participating Lender with a Reply Discount that is equal to or higher than the Applicable Discount (“Qualifying Bids”) at a discount to par equal to the Reply Discount of such Participating Lender, with the applicable Loans of the Participating Lender(s) with the highest Reply Discount being purchased first and then in descending order from such highest Reply Discount to and including the applicable Loans of the Participating Lenders with a Reply Discount equal to the Applicable Discount (the “Applicable Order of Purchase”); provided that if the aggregate proceeds required to purchase all Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Loans of the Participating Lenders in the Applicable Order of Purchase, but with the Loans of Participating Lenders with Reply Discounts equal to the Applicable Discount being purchased pro rata until the Auction Amount has been so expended on such purchases. If a Participating Lender has submitted a Return Bid containing multiple bids at different Reply Discounts, only the bid with the highest Reply Discount that is equal to or more than the Applicable Discount will be deemed the Qualifying Bid of such Participating Lender. In no event shall any purchase of Loans in an Auction be made at a Reply Discount lower than the Applicable Discount for such Auction.

(D) Additional Procedures. Once initiated by an Auction Notice, the Auction Party may withdraw or modify an Auction only prior to the delivery of the Applicable Discount Notice (and if any Auction is withdrawn or modified, notice thereof shall be delivered to the Administrative Agent and the Eligible Auction Lenders no later than the first Business Day after such withdrawal). Furthermore, in connection with any Auction, upon submission by a Participating Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

(E) Any failure by such Loan Party or such Subsidiary to make any prepayment to a Lender, pursuant to this definition shall not constitute a Default or Event of Default under Section 8.01 or otherwise.

(F) The Administrative Agent shall have no duty or obligation regarding any auction or related procedures, including without limitation no duty or obligations to act as auction manager.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(v) and Section 10.06(b)(vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Auction Lenders” has the meaning assigned to such term in the definition of “Dutch Auction”.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, codes, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, governmental agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 or 430 of the Code or Section 302 or 303 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Proceeds” has the meaning specified in Section 2.05(b)(ii)(B).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (i) any deposit account, securities account or commodities account exclusively used for payroll, payroll taxes and other employee wage and benefit payment to or for the benefit of the Borrower’s or any Subsidiary’s salaried employees in each case as long as such account remains a zero-balance account or, with respect to any such account maintained in Louisiana, constitutes an Immaterial Account on each Business Day other than the Business Day immediately preceding the payment of payroll and (ii) any deposit accounts, trust accounts, escrow accounts or security deposits established pursuant to statutory obligations or for the payment of taxes or holding funds in trust for third parties not affiliated with the Borrower in the Ordinary Course of Business or in connection with acquisitions, investments or dispositions permitted under this Agreement, deposits in the Ordinary Course of Business in connection with workers’ unemployment insurance and other types of social security and escrow accounts established pursuant to Contractual Obligations to third parties not affiliated with the Borrower for casualty payments and insurance proceeds.

“Excluded Foreign Subsidiary” means (a) Lux Holdco and (b) any other Foreign Subsidiary the primary assets of which are Equity Interests of Domestic Subsidiaries.

“Excluded Subsidiaries” means: (a) (i) any Foreign Subsidiary (other than an Excluded Foreign Subsidiary), (ii) any CFC Holdco or (iii) any Domestic Subsidiary owned by any Foreign Subsidiary (other than an Excluded Foreign Subsidiary), (b) any Domestic Subsidiary designated by the Borrower by written notice to the Administrative Agent as an “Excluded Subsidiary” and certified by a Responsible Officer of the Borrower to the Administrative Agent that (i) such Domestic Subsidiary has no material assets other than Equity Interests of one or more other Excluded Subsidiaries or (ii) substantially all of such Domestic Subsidiary’s revenues for the fiscal year most recently ended were generated (or, in the case of a newly-formed or acquired Subsidiary, are intended by the Borrower to be generated in the current fiscal year) from assets, including rigs and equipment, located outside of the United States (including located outside the territorial waters of the United States) and/or contracts performed primarily outside of the United States (including performed outside of the territorial waters of the United States); provided, that a Subsidiary shall cease to be an Excluded Subsidiary if (and for so long as) either (x) it provides a guaranty of the ABL Obligations or obligations under any Permitted Ratio Debt, or (y) ceases to satisfy the requirements set forth in clause (b)(i) or (ii) above, (c) any Subsidiary that is prohibited by law, regulation or Contractual Obligation (provided that such Contractual Obligation existed at the time such Subsidiary was acquired and was not entered into in contemplation of such acquisition) from providing a Guarantee under the Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guarantee or where the provision of such Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (d) special purpose entities used for permitted securitization facilities, if any, (e) any not for profit Subsidiaries and (f) any Subsidiary to the extent that the burden or cost of providing a Guarantee under the Guaranty outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent and the Borrower.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any other recipient of any payment or required to be withheld or deducted from a payment to such recipient, (a) Taxes imposed on or measured by net income (however denominated), branch profits Taxes, and franchise Taxes, in each case, (i) imposed as a result of such recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such recipient’s failure to comply with Section 3.01(e), and (d) any U.S. Federal withholding Taxes imposed by FATCA.

“Extended Loan” means each Initial Loan that was converted into an Extended Loan pursuant to the Second Amendment. The aggregate amount of the Extended Loans on the Second Amendment Effective Date is $176,996,867.90.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to the Administrative Agent by three Federal funds brokers on such day on such transaction.

“Fee Letter” means that certain proposal to serve as administrative agent and collateral agent for the Borrower, accepted and agreed to March 25, 2019 by the Borrower and the Administrative Agent.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“First-Priority Lien Obligations” means (i) all Secured Credit Facilities Indebtedness that is secured by the Collateral on a senior basis to the Liens securing the Obligations and (ii) all other obligations of Borrower or any of its Subsidiaries in respect of Hedging Obligations or obligations in respect of cash management services in each case owing to a Person that is a holder of Secured Credit Facilities Indebtedness or an Affiliate of such holder at the time of entry into such Hedging Obligations or obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any four- quarter reference period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Leases, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations incurred with respect to Indebtedness; plus (ii) the consolidated interest of such Person and its Subsidiaries that was capitalized during such period; plus (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; plus (iv) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Subsidiary of the Borrower, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP. Notwithstanding the foregoing, if any lease or other liability is reclassified as Indebtedness or as a Capitalized Lease due to a change in accounting principles after the Closing Date, the interest component of all payments associated with such lease or other liability shall be excluded from Fixed Charges.

“Foreign Benefit Event” means, with respect to any Foreign Plan or Foreign Government Scheme or Arrangement, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Government Scheme or Arrangement; (ii) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan or Foreign Government Scheme or Arrangement required to be registered; or (iii) the failure of any Foreign Plan or Foreign Government Scheme or Arrangement to comply with any provisions of applicable law and regulations or with the terms of such Foreign Plan or Foreign Benefit Arrangement.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(c).

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means the Borrower and the Subsidiary Guarantors.

“Guaranty” means that certain Guaranty Agreement dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time), together with each other guaranty or guaranty supplement delivered pursuant to the Loan Documents.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes regulated pursuant to, or could give rise to liability under, any Environmental Law due to their harmful or deleterious properties.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; (ii) foreign exchange contracts and currency protection agreements; (iii) any commodity futures contract, commodity option or other similar agreement or arrangements and (iv) other similar agreements or arrangement.

“Immaterial Account” means any account in which the aggregate amount on deposit (or, in the case of any securities account, the total fair market value of all securities held in such account) does not at any time exceed $25,000; provided, that if the aggregate amount on deposit (or, in the case of any securities account, the total fair market value of all securities held) at all such Immaterial Accounts exceeds $250,000, Borrower shall provide notice to the Administrative Agent identifying one or more of such Immaterial Accounts which shall no longer be considered an Immaterial Account such that after giving effect thereto, the aggregate amount on deposit (or, in the case of any securities account, the total fair market value of all securities held) at all such Immaterial Accounts is equal to or less than $250,000.

“Immaterial Subsidiary” means any Subsidiary designated by the Borrower, by written notice to the Administrative Agent, as an “Immaterial Subsidiary”; provided, that (a) no Subsidiary may be so designated unless such Subsidiary (i) generated less than 2.5% of Consolidated EBITDA for the last Measurement Period, (ii) owned assets that have an aggregate fair market value less than 2.5% of Consolidated Tangible Assets of the Borrower and its Subsidiaries as of the end of such Measurement Period and (iii) owns no Equity Interests in any Loan Party and (b) any Subsidiary shall automatically cease to be an Immaterial Subsidiary if at the end of any subsequent Measurement Period such Subsidiary would not meet the requirements set forth in the foregoing clause (a). Notwithstanding anything to the contrary herein, it is acknowledged and agreed that as of the Closing Date, Parker Drilling International Holding Company, LLC, a Delaware limited liability company, Parker Drilling Investment Company, an Oklahoma corporation, and PKD Sales Corporation, an Oklahoma corporation, each constitute an Immaterial Subsidiary.

“Incremental Amendment” has the meaning specified in Section 2.14(f).

“Incremental Commitments” has the meaning specified in Section 2.14(a).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(d).

“Incremental Lenders” has the meaning specified in Section 2.14(c).

“Incremental Loan” has the meaning specified in Section 2.14(b).

“Incremental Request” has the meaning specified in Section 2.14(a).

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent (i) in respect of borrowed money; (ii) evidenced by bonds, notes, debentures or similar instruments; (iii) representing reimbursement obligations in respect of banker’s acceptances or letters of credit or similar instruments; (iv) representing Capitalized Leases; (v) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or (vi) representing the net obligations of such Person under any Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of the agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), if and to the extent any of the preceding items (other than Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others to the extent secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) in an amount equal to the lesser of (a) the fair market value of any asset subject to such Lien securing such Indebtedness of others on the date of determination and (b) the amount of the Indebtedness secured and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Closing Date be deemed to be an incurrence of Indebtedness for purposes of this Agreement. The amount of any Indebtedness outstanding as of any date will be (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and (ii) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Projections” has the meaning specified in Section 4.01(a)(xx).

“Initial Commitment” means, as to each Lender, its obligation to make (or to be deemed to have made) Initial Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 as of the Closing Date under the caption “Initial Commitment”or opposite such caption in the Assignment and Assumption (or such other instrument) pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate principal amount of Initial Commitments is $210,000,000.

“Initial Loan” has the meaning specified in Section 2.01. As of the Second Amendment Effective Date, after giving effect to the Second Amendment and to the amount of Initial Loans converted to Extended Loans thereby, the aggregate outstanding principal amount of the Initial Loans is $10,497,061.48.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade dress, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means the first day of each January, April, July and October, commencing July 1, 2019, and the Maturity Date.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding (x) commission, travel and similar advances to officers and employees made in the Ordinary Course of Business and (y) advances to customers in the Ordinary Course of Business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of Section 7.06 hereof.

“IRS” means the United States Internal Revenue Service.

“Junior Lien Obligations” means the obligations with respect to other Indebtedness permitted to be incurred under this Agreement, which is by its terms intended to be secured by the Collateral on a basis junior to the Loans; provided such Lien is permitted to be incurred under this Agreement.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements or determination of an arbitration with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, their respective successors and assigns as permitted hereunder, including, for the avoidance of doubt, any Incremental Lender.

“Lender Claimant” means, until acknowledged as a known Lender in accordance with Section 2.15, a beneficial holder of an allowed Notes Claim the identity of which beneficial holder is unknown to the Borrower and/or the Administrative Agent. To the extent a Person is, as of any date of determination, a known Lender but also an unknown beneficial holder of allowed Notes Claims that have not been declared a Lender in accordance with Section 2.15, such Person shall be deemed to be a Lender Claimant solely with respect to its ownership of Notes Claims and other Obligations relating thereto, and shall have all rights of a Lender hereunder with respect to any other Obligations due and owing by the Loan Parties to such Person.

“Lender Claimant Obligation Amount” has the meaning specified in Section 2.15(b)(ii).

“Lender Claimant Reserve Account” means the account to be established by the Administrative Agent or an escrow agent selected by the Borrower and reasonably satisfactory to the Administrative Agent pursuant to Section 2.15.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Increase” has the meaning specified in Section 2.14(a).

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Collateral Documents, the Fee Letter, any Incremental Amendment, the Senior Lien Intercreditor Agreement, any other intercreditor agreement with respect to this Agreement entered into on or after the Closing Date to which the Administrative Agent is a party on behalf of the Lenders (if and when the same exists) and, in each case, all other agreements and certificates (including, without limitation, any perfection certificates) executed by a Loan Party in connection with this Agreement.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“Loans” means the Initial Loans, the Extended Loans and the Incremental Loans.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Lux Account Pledge Agreement” means a second ranking Luxembourg law account pledge agreement, in form and substance reasonably satisfactory to the Required Lenders, entered into between Lux Holdco as pledgor and the Administrative Agent as second ranking security agent and ABL Agent as first ranking security agent in respect of any Luxembourg accounts of Lux Holdco (other than an Excluded Account or Immaterial Account).

“Lux Holdco” means PD Holdings Domestic Company S.à r.l., a société à responsabilité limitée (private limited liability company) incorporated and validly existing under the laws of Luxembourg, having its registered office at 8-10, avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, Grand-Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de commerce et des Sociétés) (the “RCS”) under number B227202.

“Lux Receivables Pledge Agreement” means a second ranking Luxembourg law receivables pledge agreement, in substantially the form of Exhibit H hereto, that may be entered into among Lux Holdco as pledgor, the applicable debtor and the Administrative Agent, as security agent, after the Closing Date.

“Lux Security Agreements” means, collectively, the Lux Share Pledge Agreement, any Lux Account Pledge Agreement and any Lux Receivables Pledge Agreement.

“Lux Share Pledge Agreement” means the scond ranking Luxembourg law share pledge agreement dated on or about the date hereof and entered into among Parker North America Operations, LLC as pledgor, the Administrative Agent as second ranking security agent, ABL Agent as first ranking security agent and Lux Holdco as company, in relation to all issued Pledged Equity Interests of Lux Holdco.

“Management Stockholders” means the officers, directors or employees of the Borrower or its Subsidiaries or any direct or indirect parent company who are investors in Borrower or any direct or indirect parent company thereof.

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have (a) a material adverse effect upon the business, assets, properties or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity or enforceability against any Loan Party of any material provision of any Loan Document to which it is a party.

“Material Subsidiary” means (a) Lux Holdco, (b) any Subsidiary that directly or indirectly owns Equity Interests of Loan Party and (c) each Domestic Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Initial Loans, March 26, 2024; (b) with respect to the Extended Loans, September 26, 2025; and (c) with respect to any Incremental Loans, the final maturity date as specified in the applicable Incremental Amendment; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower and its Subsidiaries for which financial statements are required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means either (a) the 2019 Mortgage or (b) any other second preferred fleet mortgage on substantially the same terms as the 2019 Mortgage (as amended from time to time) executed and recorded after the date hereof over a Specified Barge Rig which is pledged to the Administrative Agent as trustee, for security of the Obligations, in each case, as applicable and as may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means (i) with respect to any Asset Sale, the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, any amounts required to be applied to the repayment of First-Priority Lien Obligations secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (ii) with respect to any Debt Issuance, the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in respect of any Debt Issuance, net of the direct costs relating to such Debt Issuance (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result of the Debt Issuance, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements.

“Non-Consenting Lender” has the meaning set forth in Section 10.01.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means Indebtedness and other obligations of the Borrower or any Subsidiary incurred for the purpose of financing all or any part of the purchase price or cost of construction, design, repair, replacement, installation, or improvement of property, plant or equipment used in the business of the Borrower or such Subsidiary with respect to which:

(a) the holders of such Indebtedness and other obligations agree that they will look solely to the property so acquired or constructed and securing such Indebtedness (plus improvements, accessions, proceeds or distributions and directly related general intangibles) and other obligations, and neither the Borrower nor any Subsidiary (i) provides any direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness or (ii) is otherwise directly or indirectly liable for such Indebtedness; and

(b) no default with respect to such Indebtedness or obligations would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of any such holder) of any other Indebtedness of the Borrower or such Subsidiary equal to or in excess of the Threshold Amount to declare a default on such Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund or scheduled maturity.

“Note” means a promissory note made by the Borrower in favor of a Lender or its registered assigns evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit C or an amended, restated or replacement note otherwise reasonably satisfactory to the Required Lenders.

“Notes Claims” means the 2020 Notes Claim and the 2022 Notes Claims.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, premium (including any Prepayment Premium) and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ordinary Course of Business” means with respect to any transaction involving any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization or deed of incorporation and operating agreement or articles of association; and (c) with respect to any partnership, limited partnership, joint venture, trust or other form of business entity, the partnership, limited partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Second-Lien Obligations” means other Indebtedness of Borrower and its Subsidiaries that is equally and ratably secured with the Loans as permitted by this Agreement and is designated by the Borrower as an Other Second-Lien Obligation.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, registration, filing or similar Taxes or any other excise or property or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except (i) any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 3.06), and (ii) any such stamp, registration and other similar Taxes payable in connection with a registration by the Administrative Agent of any Loan Document (and/or any document in relation thereto) in the Grand Duchy of Luxembourg if such registration is not necessary to enforce the rights of the Administrative Agent or obligations of any party under the Loan Document (and/or any document in relation thereto).

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Pari Passu Indebtedness” means (a) with respect to the Borrower, the Loans and any Indebtedness which ranks pari passu in right of payment to the Loans, and (b) with respect to any Subsidiary Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Guarantor’s Guarantee under the Loan Documents.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Lender” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Business” means the lines of business conducted by the Borrower and its Subsidiaries on the date hereof and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Borrower’s managing body.

“Permitted Debt” has the meaning specified in Section 7.03.

“Permitted Holder” means any of (a) the Sponsors, (b) the Management Stockholders and (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Sponsors and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies.

“Permitted Investments” means (i) any Investment in the Borrower or in a Subsidiary Guarantor; (ii) any Investment in Cash Equivalents; (iii) any Investment by the Borrower or any Subsidiary of the Borrower in a Person, if as a result of such Investment: (a) such Person becomes a Subsidiary; or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary; provided the aggregate amount of Investments made by Loan Parties in Persons that do not become Loan Parties under this clause (iii) shall not exceed an aggregate amount outstanding from time to time equal to $25.0 million; (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 7.05 hereof; (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower; (vi) any Investments received (a) in satisfaction of judgments or in compromise of obligations of trade creditors or customers that were incurred in the Ordinary Course of Business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured Investment in default; (vii) guarantees (including Subsidiary Guarantees) of Indebtedness permitted under Section 7.03 hereof; (viii) Hedging Obligations permitted to be incurred under Section 7.03 hereof; (ix) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the Ordinary Course of Business; (x) loans or advances to employees made in the Ordinary Course of Business of the Borrower or such Subsidiary not to exceed $2.0 million at any one time outstanding; (xi) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xi) that are at the time outstanding, not to exceed $35.0 million; (xii) any Investment in a Project Financing or Project Financing Subsidiary in an amount not to exceed $25.0 million; and (xiii) any Investments required to consummate the Specified Permitted Reorganization.

“Permitted Liens” means:

(a) Liens securing Indebtedness and other obligations under any Credit Facility permitted to be incurred under clause (i) of the second paragraph of Section 7.03;

(b) Liens securing Obligations;

(c) Liens existing on the Closing Date listed on Schedule 7.01; provided that no such Lien is spread to cover any additional property or assets after the Closing Date other than all or part of the same property or assets (plus improvements, replacements, accessions, proceeds or distributions and directly related general intangibles in respect thereof) that secured or, under the written arrangements under which the original Lien arose, could secure the Indebtedness;

(d) Liens in favor of the Borrower or any Subsidiary;

(e) Liens to secure Indebtedness of any Foreign Subsidiary that is not a Subsidiary Guarantor; provided that the Indebtedness is permitted by the terms of this Agreement to be incurred and the Liens only extend to the assets of Foreign Subsidiaries;

(f) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Subsidiary or otherwise becomes a Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or such Person becoming a Subsidiary and do not extend to any assets other than those of such Person;

(g) Liens on property existing at the time of acquisition of the property by the Borrower or any Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than such acquired property;

(h) Liens to secure Indebtedness (including Capitalized Leases) permitted by clause (iv) of the second paragraph of Section 7.03 hereof covering only the assets acquired with such Indebtedness;

(i) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured; provided that (x) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or distributions in respect thereof) that secured or, under the written arrangements under which the original Lien arose, could secure the Indebtedness being refinanced, (y) if the Indebtedness being refinanced, refunded, extended, renewed or replaced is secured by a Lien that is junior to the Liens securing the Obligations, such new Lien shall be junior to the Liens securing the Obligations and (z) if the Indebtedness being refinanced, refunded, extended, renewed or replaced is secured by a lien that is pari passu to the Liens securing the Obligations, such new Lien shall be either pari passu or junior to the Liens securing the Obligations;

(j) Liens that secure Non-Recourse Debt that encumber the property or assets financed by such Indebtedness (plus improvements, accessions, proceeds or distributions and directly related general intangibles in respect thereof);

(k) Liens securing Hedging Obligations or Treasury Management Arrangements related to Indebtedness permitted under this Agreement;

(l) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the Ordinary Course of Business;

(m) Liens in respect of property of the Borrower or any Subsidiary imposed by law or contract, which were not incurred or created to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s, mechanics’, maritime and salvage Liens and other Liens arising in the Ordinary Course of Business, and which do not in the aggregate materially detract from the value of the property of the Borrower or Subsidiary, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries, taken as a whole;

(n) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(o) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(p) Liens upon specific items of inventory or other goods of any Person securing such Person’s obligations in respect of bankers acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(q) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(r) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any Subsidiary, including rights of offset and set-off;

(s) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 60 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(t) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(u) Liens with respect to obligations that do not exceed $30.0 million at any one time outstanding; provided that (i) such Liens encumber no assets that do not constitute Collateral and (ii) such Liens are pari passu or subordinated to the Liens securing the Obligations and the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into the Senior Lien Intercreditor Agreement or such other Customary Intercreditor Agreement which subordinates such Liens on the Collateral to the Liens on the Collateral securing the Obligations;

(v) Liens on assets of any Project Finance Subsidiary to secure Indebtedness permitted by clause (xix) of the second paragraph of Section 7.03 hereof;

(w) Liens on and pledges of the Equity Interests of any joint venture or Project Finance Subsidiary owed by the Borrower or any Subsidiary to the extent securing Indebtedness or obligations of such joint venture or Project Finance Subsidiary; and

(x) Liens securing any Permitted Ratio Debt; provided that (i) such Liens encumber no assets that do not constitute Collateral and (ii) such Liens are pari passu or subordinated to the Liens securing the Obligations and the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into the Senior Lien Intercreditor Agreement or such other Customary Intercreditor Agreement which subordinated such Liens on the Collateral to the Liens on the Collateral securing the Obligations.

“Permitted Ratio Debt” means, at any time, Indebtedness, Disqualified Stock or preferred stock incurred or issued by the Borrower or any Subsidiary Guarantor if the Consolidated Leverage Ratio (following the incurrence or issuance of such Indebtedness, Disqualified Stock or preferred stock) for the Borrower’s most recently ended four full fiscal quarters for which financial statements are required to have been delivered pursuant to Section 6.01(a) or (b) immediately preceding the date on which such Indebtedness is incurred would not exceed 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness, Disqualified Stock or preferred stock had been incurred or issued, as the case may be, at the beginning of such four-quarter period.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(i)

the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(ii)

such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(iii)

if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders (as reasonably determined by the Borrower) as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(iv)

such Permitted Refinancing Indebtedness is incurred either by (a) the Borrower or a Subsidiary Guarantor or (b) by the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(v)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured, the Permitted Refinancing Indebtedness in respect thereof is unsecured; and

(vi)

if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is secured, the Liens securing the Permitted Refinancing Indebtedness in respect thereof shall be no higher in priority relative to the Liens securing the Obligations than the Liens securing such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” has the meaning specified in Section 2.08(a).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 or 430 of the Code or Section 302 or 303 or Title IV of ERISA, any ERISA Affiliate.

“Plan of Reorganization” has the meaning specified in the recitals hereto.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity Interests” has the meaning specified in the Security Agreement.

“Prepayment Premium” means in the event of a voluntary or mandatory repayment, prepayment or redemption, or an acceleration, of Initial Loans or the Initial Loans becoming due and payable pursuant to this Agreement: (a) on or prior to the date that is 6 months after the Closing Date, zero, (b) after the date that is six months after the Closing Date, but on or prior to the date that is two (2) years after the Closing Date, six and one-half percent (6.50%) of the principal amount of the Initial Loans so repaid, prepaid, redeemed or that has become or is declared accelerated pursuant to Section 8.02 or otherwise, (c) after the date that is two years after the Closing Date, but on or prior to the date that is three years after the Closing Date, three and a quarter percent (3.25%) of the principal amount of the Initial Loans so repaid, prepaid or that has become or is declared accelerated pursuant to Section 8.02 or otherwise, and (d) after the date that is three years after the Closing Date, zero.

“pro forma basis” or “pro forma effect” means with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the period of four consecutive Fiscal Quarters, or such other applicable period, ending as of the end of the most recent Fiscal Quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. Further, for purposes of making calculations on a “pro forma basis” hereunder, (x) in the case of any acquisition, merger or consolidation, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) Indebtedness incurred in connection with such acquisition, merger or consolidation shall be deemed to have been incurred as of the first day of the applicable period, and (y) in the case of a

Disposition of all or substantially all of the assets of, or all of the Equity Interests of, a Loan Party or any Subsidiary of the Borrower or any division or product line of a Loan Party or any of the Borrower’s Subsidiaries, income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be excluded to the extent relating to any period prior to the date thereof.

“Project Finance Subsidiary” means a Subsidiary that is a special-purpose entity created solely to (i) construct or acquire any asset or project that will be or is financed solely with Project Financing for such asset or project and related equity investments in, loans to, or capital contributions in, such Subsidiary that are not prohibited hereby and/or (ii) own an interest in any such asset or project.

“Project Financing” means Indebtedness and other obligations that (a) are incurred by a Project Finance Subsidiary, (b) are secured by a Lien of the type permitted under clause (v) of the definition of Permitted Liens and (c) constitute Non-Recourse Debt (other than recourse to the assets of, and Equity Interests in, such Project Finance Subsidiary).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Bids” has the meaning assigned to such term in the definition “Dutch Auction”.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06.

“Reply Amount” has the meaning assigned to such term in the definition “Dutch Auction”.

“Reply Discount” has the meaning assigned to such term in the definition “Dutch Auction”.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of any unused Commitments and Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or related to the Notes Claims of any Lender Claimant shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means as to any Person, any Law applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resignation Effective Date” has the meaning specified in Section 9.06.

“Responsible Officer” means the chief executive officer, president, authorized signatory, chief financial officer, treasurer or controller of a Loan Party and (i) solely for purposes of delivery of incumbency certificates pursuant to Section 4.01 or any similar requirement under any Loan Document, the secretary or any assistant secretary of such Loan Party, (ii) with respect to financial matters, the chief financial officer of such Loan Party, (iii) in the case of Compliance Certificates, the chief financial officer, controller or the treasurer of such Loan Party, (iv) solely for purposes of executing this Agreement, the chief executive officer, president, chief financial officer, treasurer, controller or any vice president of a Loan Party, and (v) solely for purposes of notices given pursuant to Article II any other officer or employee of the applicable Loan Party designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent (and, in each case, for any Loan Party that is a limited partnership, the foregoing individuals of its general partner). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt” has the meaning specified in Section 7.06.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.06.

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“RSA” means that certain Restructuring Support Agreement (including the term sheets and any other attachments thereto), dated as of December 12, 2018, by and among the Debtors and the Consenting Stakeholders (as defined therein) from time to time party thereto.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc. and any successor thereto.

“Sanctions” means any sanctions administered or enforced by the United States Government (including without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other applicable jurisdictions.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain Second Amendment to Second Lien Term Loan Credit Agreement, dated as of January 12, 2023, by and among the Borrower, the Guarantors, the Lenders party thereto and the Administrative Agent.

“Second Amendment Effective Date” has the meaning provided to such term in the Second Amendment.

“Secured Credit Facilities Indebtedness” means any Indebtedness under any Credit Facility that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (a) of the definition of Permitted Liens.

“Secured Parties” means, collectively, the Administrative Agent, each other Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time) made by the Loan Parties from time to time party thereto in favor of the Administrative Agent.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Lien Intercreditor Agreement” means the intercreditor agreement, dated as of the Closing Date, among the Administrative Agent, the ABL Agent, the other parties from time to time party thereto and acknowledged by the Loan Parties, as amended restated, modified, supplemented, or replaced in any manner.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the Ordinary Course of Business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Barge Rig” has the meaning set forth in the definition of Specified Rigs.

“Specified Land Rig” has the meaning set forth in the definition of Specified Rigs.

“Specified Permitted Reorganization” means, collectively, the reorganization transactions described on Exhibit G attached hereto, and any other related actions that are necessary to implement such reorganization transactions; provided that immediately following the completion of all such transactions the corporate structure of the Borrower and its Subsidiaries is substantially as set forth on Annex I to Exhibit G.

“Specified Personal Property” means any Property of a type in which a Lien is purported to be granted pursuant to the Security Agreement, any Lux Security Agreement or any Mortgage.

“Specified Rigs” means (a) each of the barge rigs, located and operating in and along the inland waterways and coast of the continental United States or in Gulf of Mexico waters subject to U.S. state or federal jurisdiction, owned by the Borrower or any other Loan Party (each, a “Specified Barge Rig”) and (b) each of the land rigs located and operating in the contiguous United States or Alaska, owned by the Borrower or any other Loan Party (each, a “Specified Land Rig”). Each Specified Barge Rig and each Specified Land Rig as of the Closing Date are set forth on Schedule 5.07(A) and Schedule 5.07(B) respectively.

“Sponsors” means, individually or collectively, Brigade Capital Management, LLC, Highbridge Capital Management LLC, Whitebox Advisors LLC and Värde Partners and any of their respective Affiliates and accounts, funds or partnerships managed, advised or sub-advised by any of them or any of their respective Affiliates, but not including, however, any portfolio company of any of the foregoing.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means, collectively, at any time, (a) each Material Subsidiary of the Borrower other than any Excluded Subsidiary or Project Finance Subsidiary, in each case, to the extent such Person is a party to the Guaranty at such time and (b) any other Subsidiary otherwise party to the Guaranty at such time.

“Supplemental Account Identification Schedule” has the meaning set forth in Section 6.11.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to- market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so- called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $10,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unclaimed Loans” has the meaning specified in Section 2.15(b)(iii).

“Unclaimed Loans Termination Date” has the meaning specified in Section 2.15(b)(iii).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Voting Stock” of any Person as of any date means the Equity Interest of such Person that is at the time entitled to vote in the election of the managing body of such Person.

“Weighted Average Life to Maturity” means when applied to any Indebtedness or Disqualified Stock or preferred stock of a Subsidiary Guarantor at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness or redemption or similar payment in respect of the Disqualified Stock or preferred stock of a Subsidiary Guarantor by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include.” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder.” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Luxembourg Terms. With reference to this Agreement and each other Loan Document, where it relates to a Luxembourg entity or the context so requires:

(a) an “officer”, “chief executive officer” or “chief financial officer” includes a manager or director (gérant);

(b) a “winding-up”, “administration”, “liquidation”, “insolvency” or “dissolution” includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors or reorganisation;

(c) a “receiver”, “administrative receiver”, “administrator”, “liquidator”, “compulsory manager” or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

(d) a “security interest” includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect, including any transfer of title by way of security; and

(e) a person being unable, or admitting inability, to pay its debts includes that person being in a state of cessation of payments (cessation de paiements).

Section 1.04 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.05 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06 [Reserved].

Section 1.07 [Reserved].

Section 1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight savings or standard, as applicable).

Section 1.09 [Reserved].

Section 1.10 Uniform Commercial Code. Terms relating to Collateral used and not otherwise defined herein that are defined in the UCC shall have the meanings set forth in the UCC, as applicable and as the context requires.

Section 1.11 Divisions. For all purposes under the Loan Documents, any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction (any such division, allocation of assets or unwinding, a “Division”), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Notwithstanding anything to the contrary in this Agreement, any division of a limited liability company shall constitute a separate Person hereunder, and each resulting division of any limited liability company that, prior to such division, is a Loan Party shall remain a Loan Party after giving effect to such division, and any resulting divisions of such Persons shall remain subject to the same restrictions applicable to the pre-division predecessor of such divisions.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans. In accordance with the Plan of Reorganization, and subject to the terms and conditions set forth herein, each Lender shall be deemed to make a term loan (the “Initial Loans”) to the Borrower on the Closing Date in an aggregate principal amount as set forth opposite such Lender’s name on Schedule 2.01; provided that, with respect to Lender Claimants set forth on Schedule 2.01, Initial Loans in an aggregate principal amount set forth on such Schedule 2.01 shall be deemed issued and outstanding for the benefit of such Lender Claimants on the Closing Date and held in the Lender Claimant Reserve Account to be administered in accordance with Section 2.15. The Initial Loans shall be treated as a single Class of Loans for all purposes of this Agreement and any other Loan Documents. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. For the avoidance of doubt, notwithstanding that no cash is exchanged, the Borrower shall owe the aggregate principal amount of the Initial Loans to the Lenders under, and in accordance with the terms of, this Agreement. The Initial Loans shall be denominated in Dollars and shall bear interest in accordance with Section 2.08.

Section 2.02 Borrowings.

(a) Each Borrowing, other than the Initial Loans, shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which shall be given by a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. one Business Day prior to the requested date of any Borrowing. Each Committed Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day), and (ii) the principal amount of Loans to be borrowed.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Class of Loans. In the case of a Borrowing (other than the initial Credit Extension), each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Borrower.

(c) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

Section 2.03 [Reserved].

Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a) Optional.

(i) Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay any Class or Classes of Loans in whole or in part without premium or penalty (except as set forth in Section 2.05(a)(ii)); provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. one Business Day prior to any date of prepayment of Loans; (ii) any prepayment of Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment. The Borrower shall make such prepayment and the prepayment amount specified in such notice shall be due and payable on the date specified therein, provided, however, that notwithstanding anything to the contrary contained herein, any such prepayment notice may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings or other transactions; provided, further, that, the Borrower must affirmatively rescind any such prepayment notice by a subsequent written notice to the Administrative Agent, if the condition in an original prepayment notice shall fail to be satisfied by the proposed effective date of such prepayment, and upon the Administrative Agent’s receipt of such rescinding notice, shall have no obligation to make any prepayment in respect of such earlier prepayment notice. Any prepayment of Loans shall be accompanied by all accrued interest on the amount prepaid and any other amounts due under the Loan Documents.

(ii) Notwithstanding anything to the contrary contained in this Agreement, (x) in the event of each prepayment, repayment or redemption of any Initial Loans pursuant to Section 2.05(a)(i) and Section 2.05(b)(iii), as applicable, such prepayment, repayment or redemption shall be accompanied by, and there shall become due and payable automatically upon such event, an early prepayment premium payable in cash on the principal amount so prepaid, repaid or redeemed, in an amount equal to the Prepayment Premium, calculated on the aggregate principal amount of the Initial Loans so prepaid, repaid or redeemed, together with all accrued and unpaid interest on the amount being prepaid, repaid or redeemed and (y) each repayment of, redemption or distribution in respect of, the principal amount of the Initial Loans after acceleration thereof pursuant to Section 8.02 (including automatically as a result of a proceeding under any Debtor Relief Law), shall be accompanied by, and there shall become due and payable automatically upon acceleration, a payment premium payable in cash on the principal amount so repaid, redeemed or distributed or on the principal amount that has become or is declared accelerated pursuant to Section 8.02 (including automatically as a result of an insolvency proceeding), in an amount equal to the Prepayment Premium, calculated on the aggregate principal amount of the Initial Loans so repaid, redeemed, distributed or accelerated, together with all accrued and unpaid interest on such Initial Loans.

(iii) Dutch Auctions. Notwithstanding anything to the contrary contained in this Agreement, Borrower (in such case, the foregoing being herein referred to as the “Auction Party”) may repurchase outstanding Loans of any Class on the following basis; provided that no Event of Default has occurred or is continuing or would result therefrom at the time the Auction Notice is distributed:

(A) Auction Party may repurchase all or any portion of Loans (such Loans, “Subject Loans”) pursuant to a Dutch Auction (or such other modified Dutch auction conducted pursuant to similar procedures as the Borrower and Administrative Agent may otherwise agree);

(B) Following repurchase by Auction Party pursuant to this Section 2.05(a)(iii), the Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Auction Party), for all purposes of this Agreement and the principal amount of the Loans so repurchased shall reduce the aggregate principal amount of such Loans by the full par value of the Loans so repurchased. In connection with any Loans repurchased and cancelled pursuant to this Section 2.05(a)(iii), the Auction Party shall notify the Administrative Agent of the cancellation and the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by Auction Party in connection with a repurchase permitted by this Section 2.05(a)(iii) shall not be subject to any of the pro rata payment or sharing requirements of this Agreement. Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, failure by Auction Party to make any payment to a Lender required by an agreement permitted by this Section 2.05(a)(iii) shall not constitute a Default or an Event of Default; and

(C) Each Lender that sells its Loans pursuant to this Section 2.05(a)(iii) acknowledges and agrees that (i) the Auction Party may have, or may later come into possession of additional information regarding the Loans or the Loan Parties at any time after a repurchase has been consummated pursuant to an Auction hereunder, that may be information that would have been material to such Lender’s decision to enter into an assignment of such Loans hereunder (“Excluded Information”), (ii) such Lender will independently make its own analysis and determination to enter into an assignment of its Loans and to consummate the transactions contemplated by an Auction notwithstanding such Lender’s lack of knowledge of Excluded Information and (iii) none of the Loan Parties, the Sponsors or any of their respective Affiliates, or any other Person shall have any liability to such Lender with respect to the nondisclosure of the Excluded Information. Each Lender that tenders Loans pursuant to an Auction agrees to the foregoing provisions of this clause (C). The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.05(a)(iii) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment requirements) (it being understood and acknowledged that purchases of the Loans by Auction Party contemplated by this Section 2.05(a)(iii) shall not constitute Investments by Auction Party) or any other Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.05(a)(iii).

(b) Mandatory.

(i) Change of Control.

(A) Upon the occurrence of a Change of Control or in accordance with Section 2.05(b)(i)(D), each Lender will have the right, in accordance with the time periods set forth in this Section 2.05(b)(i), to require Borrower to repurchase all or any part of that Lender’s Loans pursuant to a change of control offer (a “Change of Control Offer”) in an amount equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest (if any) to the repayment date, except to the extent Borrower has previously or concurrently elected to prepay the Loans in accordance with Section 2.05(a)(i).

(B) In the event that at the time of such Change of Control, the terms of First-Priority Lien Obligations or Pari Passu Indebtedness permitted to be incurred under this Agreement restrict or prohibit the repayment of Loans pursuant to this Section 2.05(b)(i), then prior to the mailing of the notice to the Lenders provided for in Section 2.05(b)(i)(C) but in any event within 30 days following any Change of Control, the Borrower shall:

(1) repay in full all such First-Priority Lien Obligations or Pari Passu Indebtedness or, if doing so will allow the repayment of Loans, offer to repay in full all such First-Priority Lien Obligations or Pari Passu Indebtedness and repay such First- Priority Lien Obligations or Pari Passu Indebtedness of each lender and/or noteholder who has accepted such offer; or

(2) obtain the requisite consent under the agreements governing such First-Priority Lien Obligations or Pari Passu Indebtedness to permit the repayment of the Loans as provided for in Section 2.05(b)(i)(C).

(C) No later than 30 days following any Change of Control, except to the extent Borrower has elected to prepay the Loans in accordance with Section 2.05(a)(i), Borrower will give the Administrative Agent notice (the “Change of Control Notice”) of the Change of Control, which the Administrative Agent shall promptly deliver to each Lender. The Change of Control Notice shall:

(1) state that a Change of Control has occurred and that each Lender has the right to require Borrower to repay such Lender’s Loans in an amount equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the repayment date;

(2) state the circumstances and the relevant facts regarding such Change of Control;

(3) state the repayment date (which shall be no earlier than 15 days nor later than 30 days from the date on which the Administrative Agent is notified) (the “Change of Control Payment Date”);

(4) state that Lenders electing to have any Loans repaid pursuant to a Change of Control Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(5) state that Lenders will be entitled to withdraw their election to require Borrower to repay such Loans; provided that the Administrative Agent receives, not later than the close of business on the third Business Day prior to the Change of Control Payment Date, e-mail or letter setting forth the name of such Lender, the principal amount of Loans to be repaid, and a statement that such Lender is withdrawing its election to have such Loans repaid; and

(6) provide the other instructions determined by Borrower that a Lender must follow in order to have its Loans repaid.

The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Lender receives such notice, if (1) the notice is delivered in a manner herein provided and (2) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the repayment of the Loans as to all other Lenders that properly received such notice without defect.

(D) On or before the Change of Control Payment Date, Borrower will repay all Loans or portions of Loans properly elected to be repaid and not withdrawn pursuant to the Change of Control Offer in an amount equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest (if any) to the repayment date.

(E) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(F) Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement and repays all Loans properly elected to be repaid and not withdrawn under such Change of Control Offer and Borrower shall instruct the Administrative Agent to accept repayments made by such third party.

(ii) Asset Sale Prepayment Offer.

(A) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Borrower may apply such Net Proceeds at its option (i) to repay, repurchase, redeem, defease or otherwise acquire or retire (v) Permitted Debt of the Borrower or Subsidiary constituting First-Priority Lien Obligations (and, if the Indebtedness repaid, repurchased, redeemed, defeased or otherwise acquired or retired is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (w) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor (provided that the assets disposed of in such Asset Sale were not assets of a Borrower or a Subsidiary Guarantor and do not constitute Collateral), (x) Obligations under the Loans, (y) other Pari Passu Indebtedness (so long as the Net Proceeds from such Asset Sale are with respect to assets not constituting Collateral) or (z) Other Second-Lien Obligations (provided that if a Borrower or any Subsidiary Guarantor shall so reduce Other Second-Lien Obligations under this clause (z) (which for the avoidance of doubt will not constitute Indebtedness under clauses (v), (w), (x) or (y)), the Borrower will repay the Loans pursuant to Section 2.05(a)(i) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Lenders to repay Loans at par, plus accrued and unpaid interest on the pro rata principal amount of Loans); (ii) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business; (iii) to make a capital expenditure in a Permitted Business; or (iv) to acquire other long-term assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Borrower may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Agreement.

(B) Any Net Proceeds from any Asset Sales that are not applied or invested as provided in Section 2.05(b)(ii)(A) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Borrower will be required to make an offer (an “Asset Sale Offer”) to all Lenders and to the extent required, to all holders of any Other Second-Lien Obligations containing provisions similar to those set forth in this Agreement with respect to offers to purchase or redeem with the proceeds of sales of assets, to repay the maximum principal amount of Loans (and such Other Second-Lien Obligations) that may be repaid out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of Loans and Other Second-Lien Obligations to be repaid or the lesser amount required under agreements governing such Other Second-Lien Obligations, plus accrued and unpaid interest, if any, to the date of repayment, and will be payable in cash. To the extent that the aggregate principal amount of Loans (and such Other Second-Lien Obligations) accepted for repayment or tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for any purpose that is not prohibited by this Agreement. If the aggregate principal amount of Loans and such Other Second-Lien Obligations accepted for repayment or surrendered by holders thereof pursuant to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Borrower shall apply the Excess Proceeds ratably to the repayment of the Loans and any other tendered Other Second-Lien Obligations based on the principal amount of the Loans or such Other Second-Lien Obligations accepted for repayment or tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(C) Within ten (10) Business Days of any date on which the aggregate amount of Excess Proceeds exceeds $25.0 million, the Borrower shall deliver written notice of such occurrence to the Administrative Agent, and the Administrative Agent shall promptly deliver such notice to each Lender to the address of such Lender appearing in the Register or otherwise in accordance with Section 10.02 with the following information:

(1) that that the Borrower is making an Asset Sale Offer pursuant to this Section 2.05(b)(ii) and that all Loans and Other Second-Lien Obligations properly accepted for repayment or tendered and not withdrawn pursuant to such Asset Sale Offer will be repaid by the Borrower;

(2) the repayment date, which will be no earlier than twenty Business Days nor later than thirty Business Days from the date on which such notice is delivered to the Administrative Agent (the “Asset Sale Payment Date”);

(3) that any Loan not properly accepted for repayment will remain outstanding and continue to accrue interest;

(4) that unless the Borrower defaults in making the payment, all Loans accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on the Asset Sale Payment Date;

(5) that Lenders electing to have Loans repaid pursuant to an Asset Sale Offer may only elect to have all of such Loans repaid and may not elect to have only a portion of such Loans repaid;

(6) that Lenders electing to have any Loans repaid pursuant to an Asset Sale Offer will be required to notify the Administrative Agent in writing prior to the close of business on the third Business Day preceding the Asset Sale Payment Date;

(7) that Lenders will be entitled to withdraw their election to require the Borrower to repay such Loans; provided that the Administrative Agent receives, not later than the close of business on the expiration date of the Asset Sale Offer, a facsimile transmission, electronic mail or letter setting forth the name of such Lender, the principal amount of Loans to be repaid, and a statement that such Lender is withdrawing its election to have such Loans repaid;

(8) that, to the extent that the aggregate principal amount of Loans or the Other Second-Lien Obligations accepted for repayment or surrendered by holders thereof exceeds the amount of Excess Proceeds, the Borrower will apply the Excess Proceeds as set forth in Section 2.05(b)(ii)(B); and

(9) the other instructions, as determined by the Borrower that a Lender must follow in order to have its Loans repaid.

The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Lender receives such notice. If (x) the notice is delivered in a manner herein provided and (y) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the repayment of the Loans as to all other Lenders that properly received such notice without defect.

(D) Notwithstanding the foregoing, no Asset Sale Offer nor any repayment of Loans under this Section 2.05(b)(ii) shall be made if such repayment is then prohibited under the terms of any Credit Facility evidencing First-Priority Lien Obligations.

(iii) Debt Issuances. In the event and on each occasion that any Net Proceeds are received by or on behalf of Borrower or any Subsidiary Guarantors in respect to any Debt Issuance, the Borrower shall, within (3) Business Days after such Net Proceeds are received, prepay Loans on a pro rata basis, in each case in an aggregate amount equal to 100% of the amount of such Net Proceeds (which prepayment of principal shall be accompanied by payment of accrued and unpaid interest, premiums (including the Prepayment Premium) and fees and expenses associated with such principal amount prepaid).

Section 2.06 [Reserved].

Section 2.07 Repayment of Loans. Borrower shall repay to the Appropriate Lenders on the applicable Maturity Date the aggregate principal amount of all Loans of any applicable Class outstanding on such date, together with all accrued and unpaid interest thereon and any outstanding fees, in each case, payable in accordance with the Loan Documents.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate. The Borrower shall pay interest on (i) the Initial Loans at (x) eleven percent (11%) per annum in cash on each Interest Payment Date plus (y) two percent (2%) per annum paid in kind and capitalized on each Interest Payment Date as set forth in Section 2.08(c) by adding such amount to the outstanding principal amount of such Initial Loans (“PIK Interest”) and (ii) the Extended Loans in cash on each Interest Payment Date.

(b)

(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Loans (whether or not overdue) shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such amount is paid in full (after as well as before judgment).

(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such overdue amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Laws until such amount is paid in full (after as well as before judgment).

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Notwithstanding anything else to the contrary contained herein, interest hereunder shall be due no less frequently than quarterly. PIK Interest shall be paid by increasing the principal amount of the outstanding Initial Loans, which increase shall be evidenced on the Register and, if such advance is evidenced by a Note with respect to any Lender, shall also be evidenced by a new Note if requested by such Lender. PIK Interest shall accrue and be capitalized and added to the outstanding principal balance of the Initial Loans on each Interest Payment Date. From and after each applicable Interest Payment Date, the outstanding principal amount of the Initial Loans shall without further action by any party hereto be deemed to be increased by the aggregate amount of PIK Interest so capitalized and added to the Initial Loans in accordance with the immediately preceding sentence, whereupon such amount of PIK Interest so capitalized and added shall also accrue interest in accordance with the terms of this Section 2.08. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Interest at the Default Rate shall be payable on demand.

Section 2.09 Fees. Borrower shall pay to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Fee Letter. If any Refinancing Event shall occur, the obligations of the Borrower under this Section 2.09 shall continue during the period described in Section 2.15(f).

Section 2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender, as applicable, and by the Register. Such accounts or records maintained by each Lender and the Register, as applicable, shall be conclusive absent manifest error of the amount of the applicable Credit Extensions to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register in respect of such matters, the Register shall control in the absence of manifest error. Upon the request of any Lender to the Borrower, the Borrower shall execute and deliver to such Lender a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and record thereon the date, amount, and maturity of its Loans and payments with respect thereto.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Appropriate Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than noon on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after noon shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders: Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02 and may (but shall not be obligated to), in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower: Presumptions by Administrative Agent. Unless the Administrative Agent shall have received written notice from Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to Borrower as provided in the foregoing provisions of this Article II and such funds are not made available to Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. Subject to Section 8.03, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent and the Borrower of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof by means other than pursuant to a Dutch Auction (as to which the provisions of this Section shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

Section 2.14 Incremental Facility.

(a) Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Request”), request one or more new commitments which shall be in the same Class as any outstanding Loans (a “Loan Increase”) or a new Class of Loans (collectively with any Loan Increase, the “Incremental Commitments”) under this Agreement, whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b) Incremental Loans. Any Incremental Loans (other than Loan Increases) effected through the establishment of one or more new Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Loans for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Commitments of any Class are effected (including through any Loan Increase), subject to the satisfaction (or waiver) of the terms and conditions in this Section 2.14, (i) each Incremental Lender of such Class shall make a Loan to the Borrower (an “Incremental Loan”) in an amount equal to its Incremental Commitment of such Class and (ii) each Incremental Lender of such Class shall become a Lender hereunder with respect to the Incremental Commitment of such Class and the Incremental Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Loans may have identical terms to any of the Loans and be treated as the same Class as any of such Loans.

(c) Incremental Request. Each Incremental Request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Loans. Incremental Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing Lenders to request any Incremental Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Incremental Lender”).

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date of such Incremental Amendment (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) no Default or Event of Default shall exist after giving effect to such Incremental Commitments, and the representations and warranties in Article V of this Agreement shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, in all respects) on and as of the date of the incurrence of such Incremental Commitments (although any representations or warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects (or in all respects, as applicable) as of the respective date or for the respective period, as the case may be);

(ii) each Incremental Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in clause (iii) below); and

(iii) the aggregate amount of Incremental Loans shall not exceed an amount of Incremental Loans so long as on and as of the date of the incurrence of such Incremental Loans and following the incurrence or issuance of such Indebtedness, the Consolidated Leverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to Section 6.01(a) or (b) immediately preceding the date on which such Indebtedness is incurred would not exceed 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, as the case may be, at the beginning of such four-quarter period.

(e) Required Terms. The terms, provisions and documentation of the Incremental Loans and Incremental Commitments, as the case may be, of any Class, except as otherwise set forth herein, shall be as agreed between the Borrower and the applicable Incremental Lenders; provided that in no event will any Incremental Loans be permitted to be voluntarily or mandatorily prepaid prior to the repayment in full of the Initial Loans, unless accompanied by at least a ratable payment of the Initial Loans (provided that any Incremental Amendment may provide that the applicable Incremental Lenders shall receive a less than ratable payment); provided, further, that to the extent the terms of such Incremental Commitments are not consistent with the Initial Loans (except to the extent permitted by this Section 2.14), the terms of such Incremental Commitments shall be reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) (it being understood that any terms which are not substantially identical to the Initial Loans and are applicable only after the then-existing Initial Loan Maturity Date are deemed to be reasonably acceptable to the Administrative Agent). In any event:

(i) the Incremental Loans:

(A) shall rank pari passu in right of payment and of security with the Loans;

(B) shall not mature earlier than the latest Maturity Date of the Initial Loans outstanding at the time of incurrence of such Incremental Loans;

(C) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of then-existing Initial Loans (without giving effect to any prepayments thereof);

(D) subject to clauses (B) and (C) above, amortization, if any, shall be determined by the Borrower and the applicable Incremental Lenders;

(E) subject to clause (ii) below, shall have an Applicable Rate determined by the Borrower and the applicable Incremental Lenders; and

(F) may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Initial Loans hereunder, as specified in the applicable Incremental Amendment;

(ii) with respect to any Incremental Loan, the All-In Yield applicable to such Incremental Loans, as applicable, of each Class shall be determined by the Borrower and the applicable Incremental Lenders, and shall be set forth in each applicable Incremental Amendment; provided, however, that if the All-In Yield in respect of such Incremental Loans exceeds the All-In Yield in respect of any then-existing Initial Loans or Extended Loans by more than 0.50%, the Applicable Rate of such then-existing Initial Loans and Extended Loans (including for all purposes of this Section any such Loans funded pursuant to a Loan Increase or that are Incremental Loans with the same terms as the Loans made (or deemed made) on the Closing Date) shall be adjusted such that the All-In Yield of such then-existing Initial Loans and Extended Loans equals the All-In Yield of such Indebtedness minus 0.50%; provided that any amendments to the Applicable Rate in respect of any then-existing Loans that become effective subsequent to the Closing Date but prior to the time of such Indebtedness is incurred or borrowed shall also be included in such calculations, effective upon the making of loans under such Indebtedness;

(iii) to the extent such Incremental Loan is secured, it is not secured by any property or assets of the Borrower or any other Loan Party other than the Collateral (it being agreed that such Incremental Loan shall not be required to be secured by all of the Collateral);

(iv) such Incremental Loan shall not be Guaranteed by any Person other than any Loan Party and shall not have any obligors other than any Loan Party; and

(v) the proceeds of any Incremental Loan may be used for any purpose not prohibited by this Agreement.

(f) Incremental Amendment. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent (acting at the direction of the Incremental Lenders). The Incremental Amendment may, without the consent of any Loan Party, the Administrative Agent or any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower, to effect the provisions of this Section 2.14. The Borrower will use the proceeds of the Incremental Loans as determined by the Borrower and the Lenders providing such Incremental Loans. No Lender shall be obligated to provide any Incremental Loans unless it so agrees. The Borrower shall certify to the Administrative Agent that all conditions contained in this Agreement, including this Section 2.14, to any Incremental Loans and any Incremental Amendments have been satisfied.

(g) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15 Lender Claimants.

(a) In order for a Lender Claimant to cease being a Lender Claimant and to be acknowledged as a known Lender hereunder, such Lender Claimant shall submit to the Administrative Agent (i) evidence of the Notes Claims beneficially owned by such Lender Claimant, (ii) an Administrative Questionnaire, (iii) duly completed IRS tax withholding forms pursuant to this Agreement and (iv) a signature page to this Agreement. Promptly following receipt of such evidence, the Administrative Agent shall forward such evidence to the Borrower. The Borrower shall promptly direct in writing the Administrative Agent (i) whether the Person submitting such evidence should be added to the Register as a Lender, (ii) the original principal amount of Loans to be credited to such Lender Claimant, (iii) the amount of paid-in-kind interest allocable to such Loans and which is to be added to the original principal amount of the Loans and (iv) the amount of cash held in the Lender Claimant Reserve Account to be paid to such Lender Claimant, if any. The Borrower shall calculate the original principal amount of Loans to be credited to a Lender Claimant as the result of adding (i) the product of (A) the quotient of (1) the amount of 2020 Notes Claims owned by such Lender Claimant and (2) the total amount of 2020

Notes Claims and (B) $92,571,429 and (ii) the product of (A) the quotient of (1) the amount of 2022 Notes Claims owned by such Lender Claimant and (2) the total amount of 2022 Notes Claims and (B) $117,428,571. Upon receipt by the Administrative Agent of a signature page to this Agreement executed by such Lender Claimant and based solely on the Borrower’s direction described in this Section 2.15(a), (x) in respect of such Loans, such Lender Claimant shall cease to be a Lender Claimant and shall have all rights of a Lender for purposes of this Agreement and all other Loan Documents and (y) the Administrative Agent shall (i) revise the Register to credit such Loans to such Lender Claimant, (ii) increase the principal of such transferred Loans with all paid-in-kind interest allocable to such Loans and (iii) pay to such Lender Claimant the cash amounts held in the Lender Claimant Reserve Account allocable to such transferred Loans. In no event shall the Administrative Agent have any duty, liability or obligation (i) to solicit or request delivery of any information or documents from any Lender Claimant, (ii) to review, verify or confirm any information or documents submitted by any Lender Claimant or contained in any direction of the Borrower or (iii) with respect to any calculation of amounts due or payable to any Lender Claimant (including the amount of any principal or interest credited to any Lender Claimant).

(b)

(i) Notwithstanding anything in this Agreement to the contrary, neither the Administrative Agent, the Borrower nor any other Person shall be liable to any Lender Claimant or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Law.

(ii) To the extent that (x) all Obligations under this Agreement and the other Loan Documents (other than Obligations owing to any Lender Claimant or any contingent obligations for which no claim has been made) are paid in full prior to the Maturity Date and (y) on or after the date described in clause (x), the Borrower deposits in to the Lender Claimant Reserve Account the full amount of all Loans (including all paid-in-kind interest allocable to such Loans) then outstanding with respect to all Lender Claimants, together with accrued and unpaid interest due on the date of such deposit (the “Lender Claimant Obligation Amount”, and the occurrence of the events described in clauses (x) and (y), a “Refinancing Event”), on the date of such Refinancing Event, the Loans allocable to all Lender Claimants shall be deemed paid in full for all purposes under this Agreement; provided that until the date that is fifteen (15) Business Days prior to the date that would have been the Maturity Date (as defined on the Closing Date) had such Refinancing Event not occurred (the “Claim Termination Date”), the claims of all Lender Claimants with respect to the Lender Claimant Obligation Amount shall survive.

(iii) Absent the occurrence of a Refinancing Event, any portion of the Loans (together with all paid-in-kind interest allocable to such Loans) remaining unclaimed by Lender Claimants fifteen (15) Business Days prior to the Maturity Date (such Loans, the “Unclaimed Loans” and such date, the “Unclaimed Loans Termination Date”) shall, on the Unclaimed Loans Termination Date, be deemed to have been paid in full and any claims of a Lender Claimant shall then be deemed extinguished.

(c) Any cash amounts that are held in the Lender Claimant Reserve Account shall be applied by the Administrative Agent on the Claim Termination Date or the Unclaimed Loans Termination Date, as applicable, after giving effect to the deemed repayment in full of the Loans or Unclaimed Loans, as applicable, in accordance with clause (ii) or (iii) of Section 2.15(b), in accordance with Section 2.15(d).

(d) All amounts paid pursuant to clauses (b) and (c) of this Section 2.15 shall be applied in the following order of priority:

(i) to the extent not previously prepaid, to pay all accrued and unpaid interest on the Loans as of the date of payment;

(ii) to the extent not previously prepaid, to pay that portion of the Obligations constituting unpaid principal of the Loans;

(iii) to the extent not previously prepaid, to pay any other outstanding Obligations; and

(iv) the balance, if any, following the payment in full of such Obligations, if any, to be retained by the Borrower or as otherwise required by Law.

(e) The Borrower hereby directs the Administrative Agent or an escrow agent selected by the Borrower and reasonably satisfactory to the Administrative Agent to open and maintain a segregated, non-interest bearing account entitled “Lender Claimant Reserve Account” for the purpose of holding funds payable to Lender Claimants in accordance with this Agreement. Funds held in the Lender Claimant Reserve Account shall remain uninvested.

(f) To the extent that a Refinancing Event occurs prior to the Maturity Date, from the date of such Refinancing Event until the earlier of (i) the date that all Lender Claimants have presented themselves and claimed all amounts contained in the Lender Claimant Reserve Account in accordance with Section 2.15(a) and (ii) the date that the Administrative Agent has applied amounts contained in the Lender Claimant Reserve Account in accordance with Section 2.15(d), all rights, powers and immunities of the Administrative Agent (including those contained in Article IX and Section 10.04) and all remaining obligations of the Borrower and the Administrative Agent described under this Agreement (including this Section 2.15) with respect to the Lender Claimants and the Lender Claimant Reserve Account shall continue and survive in full force and effect notwithstanding the fact that all Obligations shall have been paid in full; provided that during such period, the Administrative Agent may request and rely on the direction of the Borrower for all purposes that it would have instead relied on the direction of the Required Lenders prior to such period.

Section 2.16 Defaulting Lenders.

(a) Amendments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payments of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, fourth, to the payment of any amounts owing to the Lenders as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as may be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their

Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined in the good faith discretion of Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of

Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 3.01(a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, Borrower shall, and does hereby, jointly and severally indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall indemnify and hold harmless the Administrative Agent, on a several basis, (i) against any Indemnified Taxes attributable to such Lender (but only to the extent the Loan Parties have not already paid or reimbursed the Administrative Agent therefor and without limiting the Loan Parties’ obligation to do so), (ii) against any Taxes attributable to such Lender’s failure to maintain a Participant Register as required hereunder, and (iii) against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine

(A) whether or not payments made by Borrower hereunder or under any other Loan Document are subject to Taxes, withholding (including backup withholding), or deduction and if applicable, the required rate of withholding or deduction,

(B) whether or not such Lender is subject to information reporting requirements, and

(C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdictions.

Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B)(1)-(4), (iii) and (v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person, shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent) executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming benefits of any income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(2) executed copies of IRS Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-l to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable),

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner, or

(5) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly update and deliver any such form or certificate it previously delivered that has expired or become obsolete or inaccurate in any respect or notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv) Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(v) If a payment made to any Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471 (b)(3)(C)(i) of the Code), and such additional documentation reasonably requested by the Borrower or the Administrative Agent, in each case, as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by

Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the Administrative Agent or any Lender be required to pay any amount to Borrower pursuant to this Section 3.01(f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

Section 3.03 [Reserved].

Section 3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to such Lender or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Administrative Agent or such Lender, the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.04(b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine- month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05 [Reserved].

Section 3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then, at the request of Borrower, such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), or if any Lender is a Non-Consenting Lender or a Defaulting Lender or otherwise gives notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07 Survival. Each Loan Party’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation or removal of the Administrative Agent.

Section 3.08 [Reserved].

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions of Effectiveness. This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied (or waived by the Required Lenders):

(a) The receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Required Lenders:

(i) by the Lenders and the Administrative Agent, executed counterparts of this Agreement;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note by such Lender;

(iii) by the Lenders and the Administrative Agent, executed counterparts of the Collateral Documents and the Guaranty, together with:

(A) by the Lenders and the Administrative Agent, if any of the Pledged Equity Interests (other than in respect of the Equity Interests of Lux Holdco) shall be uncertificated securities (as defined in Article 8 of the UCC), confirmation and evidence satisfactory to the Required Lenders that the security interest in such uncertificated securities has been transferred to and perfected for the Administrative Agent for the benefit of the Secured Parties in accordance with Section 9-106 of the Uniform Commercial Code;

(B) by the Lenders and the Administrative Agent, proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Required Lenders may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described therein;

(C) by the Lenders, copies of any other Uniform Commercial Code, judgment, tax lien, Intellectual Property, or other searches reasonably requested by the Required Lenders with respect to the Collateral, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence that any Liens indicated in any such financing statement that are not permitted by Section 7.01 have been or contemporaneously will be released or terminated (or otherwise provided for in a manner reasonably acceptable to the Required Lenders); and

(D) by the Lenders, evidence that all other actions, recordings and filings that the Required Lenders may deem necessary or desirable in order to perfect the Liens created under the Collateral Documents have been taken or made (including receipt of duly executed payoff letters, UCC-3 termination statements and consent agreements, if applicable) or arrangements therefor satisfactory to the Required Lenders shall have been made;

(iv) the 2019 Mortgage, covering each of the Specified Barge Rigs listed on Schedule 5.07(A), duly executed by the appropriate Loan Party, together with:

(A) evidence that the 2019 Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing or recording with the United States Coast Guard and all other filing or recording offices that the Required Lenders may deem necessary or desirable in order to create a valid second and subsisting Lien on the Specified Barge Rigs described therein in favor of the Administrative Agent as trustee for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid (or arrangements for such payment satisfactory to the Required Lenders shall have been made); and

(B) to the Lenders, evidence that all other actions that the Required Lenders may deem necessary or desirable in order to create valid second and subsisting Liens on the property described in the Mortgages has been taken, including delivery of an abstract of title evidencing that the 2019 Mortgage has been recorded with the National Vessel Documentation Center, and such other documentation as the Lenders and the Administrative Agent may require, including a certificate of ownership, copy of certificate of documentation, and copy of certificate of financial responsibility (for each jurisdiction where applicable) with respect to each Specified Barge Rig;

(v) to the Lenders and the Administrative Agent, such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party (other than Lux Holdco), as the Required Lenders may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi) to the Lenders and the Administrative Agent, such documents, agreements and certifications as the Required Lenders may reasonably require to evidence that each Loan Party (other than Lux Holdco), is duly organized or formed, and that each of the Loan Parties is validly existing and in good standing (to the extent that such latter concept is applicable in the relevant jurisdiction) in its jurisdiction of organization;

(vii) to the Lenders and the Administrative Agent, a favorable opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, covering such customary matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(viii) to the Lenders and the Administrative Agent, favorable opinions of local counsel to the Loan Parties in Delaware, Louisiana, Nevada and Oklahoma, addressed to the Administrative Agent and each Lender, covering such customary matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(ix) a favorable opinion of local counsel to the Loan Parties in Luxembourg, addressed to the Administrative Agent and each Lender, covering such customary matters concerning Lux Holdco as the Required Lenders may reasonably request;

(x) a favorable opinion of local counsel to the Administrative Agent in Luxembourg, addressed to the Administrative Agent and each Lender, covering such customary matters concerning the validity, perfection and enforceability of the Loan Documents governed by Luxembourg law as the Required Lenders may reasonably request;

(xi) to the Lenders, a certificate of a Responsible Officer of the Borrower either (1) attaching copies of all consents (including, without limitation, from any Governmental Authority, shareholder or other third-party), licenses and approvals required in connection with the execution, delivery and performance by any Loan Party and the validity against any Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect (except that the following consents do not need to be attached to such certificate to the extent delivered as attachments to any other certificate delivered on the Closing Date: (A) any consents of a member or partner of a Loan Party that are required with respect to the pledge of equity under such Loan Party’s Organization Documents and (B) any resolutions by each Loan Party’s governing body authorizing and approving the Loan Documents), or (2) stating that no such consents, licenses or approvals are so required;

(xii) to the Lenders and the Administrative Agent, executed counterparts of the Senior Lien Intercreditor Agreement;

(xiii) to the Lenders and the Administrative Agent, executed copies of the ABL Credit Agreement and the other ABL Loan Documents;

(xiv) to the Lenders and the Administrative Agent, a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 4.02(a) and Section 4.02(b) have been satisfied;

(xv) to the Lenders, a reasonably satisfactory opening balance sheet of the Borrower and its consolidated Subsidiaries giving pro forma effect to the transactions occurring on the effective date of the Plan of Reorganization and a customary funds flow memorandum;

(xvi) to the Lenders, copies of the Audited Financial Statements and unaudited interim consolidated financial statements of the Borrower and its consolidated Subsidiaries for each fiscal quarterly period ended subsequent to December 31, 2018 as to which such financial statements are available, accompanied by a certificate of a Responsible Officer of the Borrower;

(xvii) to the Lenders, a Solvency Certificate in the form attached hereto as Exhibit F, executed by a Responsible Officer of Borrower;

(xviii) to the Lenders and the Administrative Agent, all documentation and other information with respect to the Loan Parties required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act and the Beneficial Ownership Regulation at least five (5) Business Days prior to the Closing Date to the extent the same have been requested at least ten (10) Business Days prior to the Closing Date;

(xix) to the Lenders, evidence and documentation in form and substance reasonably satisfactory to the Required Lenders that, prior to or substantially concurrently with the Closing Date, Borrower has received cash proceeds of not less than $95,000,000 from the Rights Offering (as defined in the RSA), as such amount may be reduced to provide for netting of fees and expenses

(xx) to the Lenders, projections of the consolidated balance sheets, results of operations, cash flow and unused Commitments for the Borrower and its consolidated Subsidiaries covering the period from January 1, 2019 through the Maturity Date, prepared on a quarterly basis for the fiscal year ending on December 31, 2019 and an annual basis for each fiscal year ending December 31, 2020, December 31, 2021 and December 31, 2022 (the “Initial Projections”), prepared by a Responsible Officer of the Borrower having responsibility over financial matters, all in form and substance reasonably satisfactory to the Required Lenders;

(xxi) to the Lenders, such other assurances, certificates (including a perfection certificate, if requested), documents, reports (including any environmental reports), consents or opinions as any Lender reasonably may require; and

(xxii) to the Lenders, with regard to Lux Holdco:

(A) an up-to-date copy of the constitutional documents of Lux Holdco;

(B) an excerpt delivered by the RCS pertaining to Lux Holdco dated no earlier than one (1) Business Day prior to the date of this Agreement;

(C) a non-registration certificate (certificat de non-inscription d’une decision judiciaire) from the RCS pertaining to Lux Holdco and dated no earlier than one (1) Business Day prior to the date of this Agreement, stating that no judicial decision has been registered with the RCS by application of article 13, items 2 to 11bis and article 14 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended (the “RCS Law”), according to which Lux Holdco would be subject to one of the judicial proceedings referred to in these provisions of the RCS Law including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.

(D) a copy of a resolution of the board of directors of Lux Holdco:

(1) approving the terms of, and the transactions contemplated by, this Agreement and the Loan Documents to which it is a party and resolving that it execute, deliver and perform this Agreement and the Loan Documents to which it is a party;

(2) authorizing a specified person or persons to execute this Agreement and the Loan Documents to which it is a party on its behalf; and

(3) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or dispatched by it under or in connection with this Agreement and the Loan Documents to which it is a party.

(E) a specimen of the signature of each person authorized by the resolution referred to in paragraph (D) above;

(F) a certificate of a Responsible Officer of Lux Holdco confirming that:

(1) it is not subject to bankruptcy (faillite), pre- bankruptcy, insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée);

(2) it is not, on the date of the Agreement, in a state of cessation of payments (cessation de paiement) and has not lost its commercial creditworthiness;

(3) no application has been made by it or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any insolvency or similar proceedings;

(4) no application has been made by it for a voluntary or judicial winding-up or liquidation; and

(5) borrowing or guaranteeing or securing, as appropriate, the Obligations would not cause any borrowing, guarantee, security or similar limit binding Lux Holdco to be exceeded.

(G) a certificate of an authorized signatory of Lux Holdco certifying that each copy document relating to it specified in this Section 4.01(a) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(H) a copy of the shareholders’ register of the Lux Holdco (prior to the registration of the pledge created under the Lux Share Pledge Agreement) evidencing that Parker North America Operations, LLC owns 100% of the outstanding Equity Interests of Lux Holdco.

(I) evidence reasonably satisfactory to the Required Lenders that Lux Holdco and one or more other Loan Parties shall, in the aggregate, have acquired and directly own 100% of the outstanding Equity Interests of Parker Drilling Arctic Operating, LLC, Quail Tools, L.P., Parker Drilling Offshore USA L.L.C. and Quail USA, LLC.

(b) The Administrative Agent and Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, without limitation, all filing and recording fees and Taxes and, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including all such reasonable fees, charges and disbursements of counsel to the Administrative Agent, paid directly to such counsel if requested by the Administrative Agent).

(c) The Loan Parties’ capital structure and financing plan shall be satisfactory to the Required Lenders (it being agreed and understood that the capital structure and financing plan as set forth in the RSA as in effect on the “RSA Effective Date” as defined in the RSA, and as amended by any amendments consented to in writing by the Required Lenders, shall be deemed satisfactory to the Required Lenders).

(d) The Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably satisfactory to the Required Lenders, such order shall have become a Final Order and all conditions to the effectiveness of the Plan of Reorganization shall have been satisfied or waived in accordance therewith.

(e) Prior to or substantially concurrently with the Closing Date, DIP Credit Agreement (as defined in the ABL Credit Agreement) shall have been terminated and all Obligations (as defined in the DIP Credit Agreement) shall have been paid in full in cash (other than (i) indemnification obligations and other contingent obligations not then due and payable and as to which no claim has been made and (ii) any letters of credit issued thereunder that constitute Existing Letters of Credit (as defined in the ABL Credit Agreement)).

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01 and Section 4.02 each Lender that has signed this Agreement and each Lender Claimant shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02 Conditions to all Credit Extensions. The obligation of each Lender to make (to be deemed to make) any Credit Extension is subject to the following conditions precedent (or the waiver thereof in accordance with Section 10.01):

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b), respectively.

(b) No Default then exists, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Committed Loan Notice, in accordance with the requirements hereof.

Each request for a Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and Section 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01 Existence: Compliance with Law. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its organization or formation, (b) has the requisite power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02 Power: Authorization: Enforceable Obligations. Each Loan Party has the requisite power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to, approval or other act by or in respect of, any Governmental Authority or any other Person is required in connection with (a) the borrowings hereunder or the consummation of the Plan of Reorganization, (b) the execution, delivery, performance, validity or enforceability against any Loan Party of this Agreement or any of the other Loan Documents, (c) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (d) the perfection or maintenance of the Liens created under the Collateral Documents (including the second priority nature thereof) or (e) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except, in each case, (i) consents, authorizations, filings and notices described in Schedule 5.02. which consents, authorizations, filings and notices have been obtained or made and are in full force and effect (except as noted on Schedule 5.02), (ii) the filings referred to in Section 5.18, (iii) in the case of any authorization, approval, action, notice or filing from or with a Person other than a Governmental Authority, the failure to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) for matters that may be required after the Closing Date in the ordinary course of conducting the business of the Borrower or any Subsidiary thereof. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.03 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law nor any material Contractual Obligation of the Borrower or any of its Subsidiaries, including, without limitation, arising under the ABL Loan Documents or other material debt instrument, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Collateral Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04 No Material Litigation. No litigation, investigation, claim or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower after due and diligent investigation, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues that (a) purport to directly affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby, or (b) except as specifically disclosed in Schedule 5.04 individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described in Schedule 5.04.

Section 5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements, reported on by and accompanied by an unqualified report from an independent certified public accounting firm of national reputation, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at December 31, 2017 and, to the extent available on the Closing Date, December 31, 2018, as applicable, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries at January 31, 2019, and the related unaudited consolidated statements of income and cash flows for the period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended (subject to the absence of footnotes and normal year-end audit adjustments).

(c) All such financial statements described in Section 5.05(a) and Section 5.05(b) of this Section, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the applicable accounting firm and disclosed therein or, in the case of financial statements described in Section 5.05(b), for the absence of footnotes and normal year-end adjustments). As of the Closing Date, the Borrower and its Subsidiaries do not have any material Guarantees, contingent liabilities and liabilities for taxes (except for any such tax liabilities to taxing authorities outside of the United States which are not, in the aggregate, material to the Borrower and its Subsidiaries taken as a whole) or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the unaudited consolidated balance sheet of the Borrower and its Subsidiaries at January 31, 2019, and the related unaudited consolidated statements of income and cash flows for the period ended on such date, and which should be so reflected in accordance with GAAP. During the period from January 31, 2019 to and including the Closing Date, there has been no Disposition by the Borrower or any of its Subsidiaries of any material part of its business or Property, except as reflected in the financial statements described in Section 5.05(a) and Section 5.05(b) of this Section, which were delivered prior to the Closing Date.

(d) Since December 31, 2017 there has been no event or circumstance, other than the Cases, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any of its Contractual Obligations in any respect that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.07 Ownership of Property; Liens. Each Loan Party has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except Liens permitted by Section 7.01. Schedule 5.07 sets forth a complete and accurate list, as of the Closing Date, of all land rigs and barge rigs located and operating in the continental United States, Alaska or Gulf of Mexico waters subject to U.S. state or federal jurisdiction owned by each Loan Party and each of its Subsidiaries, showing as of the Closing Date the record owner and registration number as presented on any certificate of title or contained in the official records of the National Vessel Documentation Center of the United States Coast Guard, as applicable.

Section 5.08 Intellectual Property. Each Loan Party owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

Section 5.09 Taxes. Except to the extent excused or prohibited by the Bankruptcy Code of the United States or not otherwise authorized by the Bankruptcy Court with respect to periods prior to the Closing Date, each of the Borrower and each of its Subsidiaries has filed or caused to be filed all material Federal, state and other Tax returns and reports that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material Taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted in each case, with respect to which adequate reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be), and no tax Lien has been filed (except for any Liens for taxes, the nonpayment of which is excused or prohibited by the Bankruptcy Code, or as permitted by Section 7.1(a)), and, to the knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than any such Liens and claims in favor of taxing authorities outside of the United States which are not, in the aggregate, material to Borrower and its Subsidiaries taken as a whole). Neither Borrower nor any Subsidiary thereof is party to any tax sharing agreement.

Section 5.10 Federal Regulations. No part of the proceeds of any Loans will be used in violation of Regulation U issued by the FRB as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the FRB. No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB).

Section 5.11 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Except as could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

Section 5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where such non- compliance has not had and could not reasonably be expected to have a Material Adverse Effect. The base prototype plan document which each Plan that is intended to qualify under Section 401(a) of the Code uses an opinion letter from the IRS, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, the

Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) Except to the extent such event could not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(c) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), each Foreign Plan is in compliance in all material respects with the provisions of the applicable law or terms of the applicable Foreign Government Scheme or Arrangement and no Foreign Benefit Event has occurred or is reasonably expected to occur, except where such non-compliance or occurrence has not had and could not reasonably be expected to have a Material Adverse Effect.

(d) The Borrower represents and warrants as of the Closing Date that none of the Borrower or its Subsidiaries, is or will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

Section 5.13 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the FRB) which limits its ability to incur Indebtedness.

Section 5.14 Subsidiaries. The Subsidiaries listed on Schedule 5.14 constitute all of the Subsidiaries of the Borrower as of the Closing Date. Schedule 5.14 sets forth as of the Closing Date the name and jurisdiction of incorporation and, in the case of each Loan Party, the U.S. taxpayer identification number of each such Subsidiary and, as to each, the percentage of each class of Equity Interest owned by each Loan Party. All of the outstanding Equity Interests in the Subsidiaries of the Borrower have been validly issued, and (to the extent applicable) fully paid and non-assessable. All of the outstanding Pledged Equity Interests that are Collateral are owned free and clear of all Liens except those created under the Collateral Documents and, if and when the same are executed and delivered, the ABL Loan Documents and any other documents with respect to any Indebtedness permitted to be incurred and secured on a senior, pari passu or junior basis pursuant to Sections 7.01 and 7.03. As of the Closing Date, the Borrower does not directly or indirectly own any Equity Interest in any corporation, limited partnership or limited liability company (or other business entity) other than those specifically disclosed in Schedule 5.14. Schedule 5.14 identifies as of the Closing Date each Material Subsidiary, Immaterial Subsidiary, Project Finance Subsidiary and Excluded Subsidiary. As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than Equity Interests granted to employees and/or directors) of any nature relating to any Equity Interests of the Borrower or any Subsidiary, except as disclosed on Schedule 5.14.

Section 5.15 Use of Proceeds. The proceeds of the Loans shall be used to provide liquidity for capital expenditures, working capital and for ongoing general corporate purposes for the Borrower and its Subsidiaries not in contravention of any Law.

Section 5.16 Environmental Matters. Other than as set forth on Schedule 5.16 and exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Borrower and its Subsidiaries: (i) are, and for the last five (5) years have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and for the last five (5) years have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b) Hazardous Materials are not present at, on, under, in, or about any real property now or formerly owned, leased, or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the CERCLA or any similar Environmental Law, or with respect to any Hazardous Material.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Material other than indemnity obligations in the Ordinary Course of Business.

Section 5.17 Accuracy of Information, etc. No written statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated hereby and the negotiation of this Agreement or the other Loan Documents or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole, not materially misleading in light of the circumstances under which made.

Section 5.18 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein and proceeds thereof. As applicable to Loan Parties on the Closing Date, when financing statements in appropriate form are filed in the offices specified on Schedule 5.18 the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than the Specified Barge Rigs covered by a Mortgage) and the proceeds thereof, as security for the Secured Obligations (as defined in the Security Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.01), to the extent such security interest can be perfected by any filing of UCC financing statements. When any Mortgage is filed for recording in the National Vessel Documentation Center of the United States Coast Guard located in Falling Waters, West Virginia, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Specified Barge Rigs and such other Collateral described therein and the proceeds thereof, as security for the Secured Obligations (as defined in the applicable Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.01).

Section 5.19 Solvency. The Loan Parties, on a consolidated basis, are, and immediately after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and to the transactions contemplated by the Plan of Reorganization will be, Solvent.

Section 5.20 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, except to the extent that reasonable self-insurance meeting the same standards is maintained with respect to such risks, and which insurance meets the requirements of the Mortgages.

Section 5.21 OFAC/Sanctions. Except as described on Schedule 5.21, no Loan Party nor any of their respective Subsidiaries, nor, to the knowledge of any Loan Party, any of its or their respective directors, officers, employees, agents, controlled Affiliates or other Persons acting on its behalf with express authority to so act, is an individual or entity that is, or is owned or controlled by any individual or entity that is, (i) currently the subject of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals and Blocked Persons, or HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or (iii) located, organized or residing in any Designated Jurisdiction (provided, that with respect to an individual or entity that is owned or controlled by any individual or entity described in clauses (i), (ii) or (iii), only to the extent such ownership or control would cause all transactions to be similarly prohibited with such person pursuant to Sanctions). No Loan Party nor any of its Subsidiaries, nor, to the knowledge of any Loan Party (including the knowledge of the Chief Compliance Officer following due inquiry of his direct reports), any of its or their respective current or former directors, officers, employees, agents, controlled Affiliates or other Persons acting on its behalf with express authority to so act, has engaged at any time within the previous five years, or is engaged, in any transaction(s) or activities which would result in a violation of Sanctions which, individually or in the aggregate, would have a material impact on the Company and its Subsidiaries taken as a whole. No loan, nor the proceeds from any Loan, has been used, directly or, with the knowledge of a Loan Party, indirectly, (i) to lend, contribute, provide or has otherwise been made available to fund any activity or business in any Designated Jurisdiction, or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions in violation of applicable Sanctions, or (ii) in any other manner, that will result in any violation by any Person (including any individual, entity or other Person participating in the transaction, whether as underwriter, advisor, investor, Lender, the Administrative Agent or otherwise) of applicable Sanctions.

Section 5.22 Anti-Corruption Laws. Except as previously disclosed by the Borrower and its Subsidiaries in public filings, the Loan Parties have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar and applicable anti-corruption legislation in other jurisdictions (“Anti- Corruption Laws”) in all material respects and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such applicable Anti- Corruption Laws.

Section 5.23 Money Laundering. Borrower and its Subsidiaries have conducted their respective businesses in compliance in all material respects with applicable anti-money laundering laws (collectively, the “Money Laundering Laws”) and no material legal proceeding by or before any Governmental Entity or any arbitrator involving the Borrower or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

Section 5.24 EEA Financial Institution. No Loan Party is an EEA Financial Institution.

ARTICLE VI

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that until payment in full of the Obligations (other than unasserted contingent indemnification obligations), Borrower and each other Loan Party shall and shall cause their respective Subsidiaries to comply with each of the following:

Section 6.01 Financial Statements. Deliver to the Administrative Agent (which shall promptly furnish to each Lender), in form and detail reasonably satisfactory to the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than any such “going concern” or like qualification or exception resulting solely from an upcoming maturity date under any Indebtedness, including the Obligations and the ABL Obligations), by independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c) if a Cash Dominion Trigger Period (as defined in the ABL Credit Agreement) is in effect, as soon as available, but in any event not later than 30 days after the end of each month (or 45 days in the case of any month coinciding with the end of a fiscal quarter), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statement of income for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous fiscal year;

As to any information contained in materials furnished pursuant to Section 6.02(e), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) and (b) above at the times specified therein.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent (which shall promptly furnish to each Lender), or, in the case of clause (g), to the relevant Lender (and/or Administrative Agent if making such request itself), in form and detail reasonably satisfactory to the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any failure by the Borrowers to comply with the terms, covenants, provisions or conditions of Articles VI, VII, VIII of this Agreement, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.01 a duly completed and executed Compliance Certificate; provided that, it is understood such Compliance Certificate shall, among other provisions, contain certifications of a Responsible Officer of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

(c) [reserved];

(d) no later than three (3) Business Day prior to the effectiveness thereof (or such shorter time period as may be agreed by the Administrative Agent), copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the ABL Loan Documents;

(e) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(f) concurrently with the delivery thereof, copies of any default notices received by the ABL Agent; and

(g) promptly, such additional financial and other information as any Lender through the Administrative Agent or the Administrative Agent itself may from time to time reasonably request, including without limitation, information for purposes of compliance with applicable flood insurance regulations, applicable “know your customer” and anti-money- laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) if so requested by the Administrative Agent or any Lender, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. If so requested by the Administrative Agent or any Lender, the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials, projections and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, ClearPar, IntraLinks or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrower or its respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.03 Notices. Promptly notify the Administrative Agent (which shall promptly furnish such notice to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation, investigation by a third-party (excluding, for the avoidance of doubt, any internal investigations) or proceeding affecting the Borrower or any of its Subsidiaries (i) in which the amount involved is $5,000,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought which could reasonably be expected to have a Material Adverse Effect;

(d) as soon as possible and in any event within 10 days after the Borrower knows or has reason to know of the occurrence of any ERISA Event or Foreign Benefit Event that has had or could reasonably be expected to have a Material Adverse Effect; and

(e) the formation or acquisition of any Subsidiary by Lux Holdco after the Closing Date promptly after such formation or acquisition and in any event within five (5) Business Days after such formation or acquisition (or such longer period as the Administrative Agent may agree in its sole discretion); and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or relevant Subsidiary has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04 Conduct of Business and Maintenance of Existence, etc. (a)(i) Preserve, renew and keep in full force and effect its legal existence (except as otherwise permitted under this Agreement) and (ii) take all reasonable action to maintain all rights, privileges and franchises useful and necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.04 and except, in the case of the foregoing clause (ii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05 Maintenance of Property; Insurance. (a) Keep all material Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business. The Borrower shall furnish certificates, policies and endorsements to Administrative Agent as Administrative Agent shall reasonably request as proof of such insurance, and, if the Borrower fails to do so, Administrative Agent is authorized, but not required, to obtain such insurance at the expense of the Borrower. All policies shall provide for at least thirty (30) days prior written notice to Administrative Agent of any cancellation or reduction of coverage. The Borrower shall cause Administrative Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and the Borrower shall obtain non- contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Administrative Agent. Any such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Administrative Agent, for the ratable benefit of the Secured Parties, as its interests may appear and further specify that Administrative Agent shall be paid regardless of any act or omission by the Borrower or any of its Affiliates. Subject to the terms of the Senior Lien Intercreditor Agreement and any Customary Intercreditor Agreement, the Administrative Agent, at its option, may apply any insurance proceeds received by Administrative Agent at any time while any Event of Default shall have occurred and be continuing to the cost of repairs or replacement of Collateral and/or, to payment of the Obligations, whether or not then due, in any order and in such manner as Administrative Agent may determine or hold such proceeds as cash collateral for the Obligations.

Section 6.06 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit the Administrative Agent and any Lender (accompanied by any other Lender that so elects) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable prior notice, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants (it being understood that all such notices shall be given through the Administrative Agent and shall be coordinated with any other such notices to the extent reasonably possible) provided that, absent a Default or Event of Default, only two such visits per calendar year shall be at the Loan Parties’ expense.

Section 6.07 Environmental Laws. (a) Comply in all respects with, and take all reasonable action to ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and (b) obtain and comply in all respects with and maintain, and take all reasonable action to ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in each case of (a) and (b), to the extent that any failures to so comply, obtain or maintain could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.08 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all other lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in each case, where non-payment thereof could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 6.09 Additional Collateral; Additional Guarantors.

(a) With respect to any Specified Personal Property acquired after the Closing Date as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly following such acquisition (i) execute and deliver to the Administrative Agent such amendments or supplements to the Security Agreement, Lux Security Agreements or Mortgages or such other documents as the Administrative Agent reasonably requests to grant to the Administrative Agent, for the benefit of the Secured Parties, a Lien in such Property, (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected second priority Lien in such Property, subject to Permitted Liens, including without limitation, the filing of UCC financing statements (or equivalent documentation) in such jurisdictions as may be required by the Security Agreement, any Lux Security Agreement or by Law or as may be requested by the Administrative Agent and the recording of such amendment or supplement with the United States Coast Guard, if applicable, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, (i) if the Borrower or any Subsidiary Guarantor grants a lien on any assets to secure any Secured Credit Facilities Indebtedness, the Borrower or the applicable Subsidiary Guarantor shall be required to provide a perfected second-priority security interest in such assets, subject only to Permitted Liens, to secure the Obligations and (ii) if the Borrower or any Subsidiary Guarantor grants a lien on any assets to secure any Other Second-Lien Obligations, the Borrower or the applicable Subsidiary Guarantor shall be required to provide a perfected second-priority security interest in such assets, pari passu with such Other Second-Lien Obligations, subject only to Permitted Liens, to secure the Obligations.

(b) With respect to any new Material Subsidiary (other than (i) an Excluded Subsidiary or (ii) a Project Finance Subsidiary) directly or indirectly created or acquired after the Closing Date by the Borrower or any other Loan Parties (which, for the purposes of this paragraph, shall include (1) any existing Material Subsidiary that ceases to be an Excluded Subsidiary or a Project Finance Subsidiary, (2) any existing Subsidiary (that is not an Excluded Subsidiary or a Project Finance Subsidiary) that ceases to be an Immaterial Subsidiary or otherwise becomes a Material Subsidiary and (3) any Subsidiary that guarantees or becomes an obligor under any Indebtedness of the Borrower or any Guarantor), promptly (and in any event within 30 days, or such longer period as the Administrative Agent may agree) following such creation, acquisition or the guaranteeing of any such Indebtedness, (i) cause such Subsidiary (A) to become a party to the Guaranty and the Security Agreement (or enter into other similar documents in form and substance satisfactory to the Administrative Agent), (B) in the case of any such Subsidiary owning a Specified Barge Rig, to execute and deliver a new Mortgage or an amendment to any existing Mortgage to include as covering such Specified Barge Rig, and (C) to take such actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected second priority Lien in the Collateral described in the Security Agreement (or other similar document referred to in (i)(A) above) or the applicable Mortgage (or amendment to an existing Mortgage), as the case may be, with respect to such Subsidiary (subject to Permitted Liens), including, without limitation, the filing of UCC financing statements (or equivalent documentation) in such jurisdictions as may be required by the Security Agreement (or other similar document referred to in (i)(A) above) or by law or as may be reasonably requested by the

Administrative Agent and the recording of such Mortgage or amendment to a Mortgage with the United States Coast Guard, if applicable, and (ii) if reasonably requested by the Administrative Agent deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) If, as of the end of any Measurement Period, Immaterial Subsidiaries collectively (i) generated more than 5.0% of Consolidated EBITDA for the Measurement Period most recently ended for which financial statements of the Borrower and its Subsidiaries are available or (ii) own assets that have an aggregate fair market value equal to or greater than 5.0% of Consolidated Tangible Assets of the Borrower and its Subsidiaries, then in each case the Borrower shall cause one or more of such Immaterial Subsidiaries to execute a joinder agreement (or agreements) such that after giving effect thereto, (A) all such remaining Immaterial Subsidiaries that are not Loan Parties generated less than 5.0% of Consolidated EBITDA for such Measurement Period and (B) the total assets owned by all such remaining Immaterial Subsidiaries that are not Loan Parties will have an aggregate fair market value of less than 5.0% of the Consolidated Tangible Assets of the Borrower and its Subsidiaries.

Section 6.10 Ownership of Lux Holdco. Borrower or another Loan Party shall maintain direct ownership of 100% of the outstanding Equity Interests of Lux Holdco at all times.

Section 6.11 Control Agreements.

(a) Schedule 6.11 sets forth all deposit accounts maintained by the Loan Parties as of the Closing Date. Before or concurrently with the opening by the Borrower or any other Loan Party of (i) any deposit account, securities account, lockbox account, concentration account, collection account or disbursement account, and (ii) any account which is not subject to a Control Agreement that previously constituted an Immaterial Account or an Excluded Account ceasing to constitute an Immaterial Account or an Excluded Account, in each case, the Borrower shall deliver to the Administrative Agent a schedule (a “Supplemental Account Identification Schedule”) which provides, in respect of each such account (A) the name and location of each bank and securities intermediary at which the Borrower or such Loan Party maintains a deposit account, securities account, lockbox account, concentration account, collection account or disbursement account in the United States and (B) the account number and account name or other relevant descriptive data with respect to each such account and such other information with respect to each such account as the Administrative Agent shall reasonably request.

(b) Subject to Section 6.15(a) with respect to accounts in existence on the Closing Date, on or before the date any Loan Party deposits any funds or permits any funds to be deposited in or credited to any account (other than an Excluded Account or an Immaterial Account) not currently subject to a Control Agreement, Borrower shall cause to be delivered to the Administrative Agent a Control Agreement with respect to such account, in each case duly executed and delivered by the Borrower or the relevant Loan Party and by the bank or securities intermediary that maintains such account. The applicable Loan Party shall be the sole account holder of each deposit account, securities account, lockbox account, concentration account, collection account or disbursement account on Schedule 6.11 or a Supplemental Account Identification Schedule and shall not allow any other Person (other than the ABL Agent, the Administrative Agent or any agent or similar representative of Secured Credit Facilities and Permitted Ratio Debt permitted hereunder) to have control over a deposit account, securities account, lockbox account, concentration account, collection account or disbursement account or any property deposited therein.

Section 6.12 [Reserved].

Section 6.13 [Reserved].

Section 6.14 Anti-Corruption Laws; Sanctions; Money Laundering Laws. Except as previously disclosed by the Borrower and its Subsidiaries in public filings, ensure that the Borrower and its Subsidiaries have conducted and will continue to conduct, their respective businesses in compliance with applicable (i) Anti-Corruption Laws; (ii) Sanctions; and (iii) Money Laundering Laws. Borrower and its Subsidiaries have instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with such Laws.

Section 6.15 Further Assurances; Post-Closing Deliveries. (a) Deliver all of the Collateral Documents, and any other document, instrument, agreement, recording or filing listed on Schedule 6.15 within the timeframe indicated therein and (b) from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

ARTICLE VII

NEGATIVE COVENANTS

Borrower covenants and agrees that until payment in full of the Obligations (other than unasserted contingent indemnification obligations), Borrower and each other Loan Party shall not, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness (including Attributable Indebtedness) upon any property or assets, now owned or hereafter acquired.

Section 7.02 [Reserved].

Section 7.03 Incurrence of Indebtedness and Issuance of Preferred Stock. Create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock or preferred stock, as applicable (collectively, “Permitted Debt”):

(i) the incurrence by the Borrower and any Subsidiary of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Subsidiaries thereunder) not to exceed the greater of (a) $100.0 million and (b) 15.0% of the Borrower’s Consolidated Tangible Assets, determined at the time of incurrence;

(ii) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03;

(iii) the incurrence by the Borrower and the Subsidiary Guarantors of Indebtedness represented by the Loans and the related Guarantees under the Loan Documents;

(iv) the incurrence by the Borrower and any of its Subsidiaries (other than Project Finance Subsidiaries) of Indebtedness represented by Capitalized Leases, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, design, installation or improvement of property, plant or equipment used in the business of the Borrower or such Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed at any time outstanding the greater of (a) $50.0 million and (b) 7.5% of the Borrower’s Consolidated Tangible Assets, determined at the time of incurrence on a pro forma basis to give effect to the assets purchased, constructed, installed or improved;

(v) the incurrence by the Borrower or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, defease, discharge or replace Indebtedness (other than intercompany Indebtedness) or preferred stock of any Subsidiary, in each case that was permitted to be incurred under clauses (ii), (iii), (iv), (v), (xiii), (xiv), (xviii), or (xx) of this paragraph;

(vi) the incurrence by the Borrower or any of its Subsidiaries (other than an Excluded Subsidiary or a Project Finance Subsidiary) of intercompany Indebtedness between or among the Borrower and any of its Subsidiaries (other than an Excluded Subsidiary or a Project Finance Subsidiary); provided that: (a) if the Borrower or any Subsidiary Guarantor is the obligor on any such Indebtedness that is owing to a Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Loans, in the case of the Borrower, or the Guarantee pursuant to the Loan Documents, in the case of a Subsidiary Guarantor; and (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Subsidiary of the Borrower and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Subsidiary of the Borrower will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or a Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the incurrence by the Borrower or any of its Subsidiaries of Hedging Obligations in the Ordinary Course of Business and not for speculative purposes;

(viii) the Guarantee by the Borrower or any of its Subsidiaries of Indebtedness of the Borrower or any Subsidiary Guarantors that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness that is being Guaranteed is subordinated in right of payment to the Loans or a Guarantee pursuant to the Loan Documents, then the Guarantee of that Indebtedness by the Borrower or its Subsidiary shall be subordinated in right of payment to the Loans or the Subsidiary Guarantor’s Guarantee pursuant to the Loan Documents, as the case may be;

(ix) the incurrence by the Borrower’s Subsidiaries of Non-Recourse Debt; provided that if any such Indebtedness ceases to be Non-Recourse Debt of such entity, such event will be deemed to constitute an incurrence of Indebtedness by a Subsidiary of the Borrower that was not permitted by this clause (ix);

(x) the incurrence by the Borrower or any of its Subsidiaries of Indebtedness in respect of workers’ compensation claims, public liability insurance, unemployment insurance, property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, or customs, completion, advance payment, performance, bid performance, appeal or surety bonds and other similar obligations in the Ordinary Course of Business, including guarantees or obligations with respect to letters of credit supporting the foregoing;

(xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the Ordinary Course of Business; provided that such Indebtedness is extinguished within five Business Days of incurrence;

(xii) Indebtedness represented by agreements of the Borrower or its Subsidiaries providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of the Borrower or its Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Subsidiaries in connection with such disposition;

(xiii) Indebtedness of (x) the Borrower or any Subsidiary incurred to finance an acquisition or (y) a Subsidiary incurred and outstanding on the date on which such Subsidiary was acquired by the Borrower (other than Indebtedness incurred in connection with, or in contemplation of, such acquisition); provided that after giving effect to such acquisition or at the time such Subsidiary is acquired by the Borrower, (A) the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to Section 6.01(a) or (b) immediately preceding the date on which such additional Indebtedness is incurred or such Subsidiary is acquired would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, as the case may be, at the beginning of such four-quarter period or (B) the Fixed Charge Coverage Ratio of the Borrower would be no less than immediately prior to such acquisition;

(xiv) Indebtedness of Foreign Subsidiaries (other than Project Finance Subsidiaries) in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance or replace any Indebtedness incurred pursuant to this clause (xiv), not to exceed $50 million;

(xv) the issuance by any of the Borrower’s Subsidiaries to the Borrower or to any of its Subsidiaries of shares of preferred stock; provided, however, that: (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Subsidiary thereof and (b) any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Subsidiary thereof, will be deemed, in each case, to constitute an issuance of such preferred stock (as of the date of such sale or transfer) by such Subsidiary that was not permitted by this clause (xv);

(xvi) Indebtedness of the Borrower or any of its Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in ordinary course supply arrangements;

(xvii) Indebtedness of the Borrower or any of its Subsidiaries in respect of (x) Treasury Management Arrangements and (y) in connection with the Specified Permitted Reorganization;

(xviii) the incurrence by the Borrower or any of its Subsidiaries of additional unsecured Indebtedness or Indebtedness secured on a pari passu or junior basis, in each case, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xviii), in an aggregate principal amount not to exceed at any time outstanding $30.0 million;

(xix) the incurrence by Project Finance Subsidiaries of Project Financings; and

(xx) the incurrence of Indebtedness and the issuance of Disqualified Stock or preferred stock, in each case constituting Permitted Ratio Debt and any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness so incurred, or Disqualified Stock or preferred stock so issued, pursuant to this clause (xx).

For purposes of determining compliance with this Section 7.03, if an item of Indebtedness (including Acquired Debt) at any time meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xx) above, the Borrower will be permitted to classify (and later reclassify) in whole or in part, in its sole discretion such item of Indebtedness in any manner that complies with this Section 7.03. Indebtedness under the ABL Credit Agreement or any refinancings or replacements thereof, whether existing on the Closing Date or incurred thereafter, shall be classified under clause (i) of the second paragraph of this Section 7.03.

For purposes of determining compliance with this Section 7.03, in connection with any commitment to incur Indebtedness under this Section 7.03 (including, for the avoidance of doubt, with respect to any commitment to incur Indebtedness under the ABL Credit Agreement), the Borrower or any of its Subsidiaries may, pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent at the time of such commitment, designate such Indebtedness as having been incurred on the date of such commitment (such date, the “Deemed Date”), and any related borrowing or other extension of credit will be deemed for all purposes under this Agreement to have been incurred on such Deemed Date, including without limitation for purposes of calculating usage of any baskets hereunder (if applicable), the Consolidated Leverage Ratio, Fixed Charge Coverage Ratio and Consolidated Tangible Assets and all such calculations on the Deemed Date and thereafter shall be made on a pro forma basis after giving effect to the deemed incurrence and related transactions in connection therewith until such commitment is terminated.

The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Borrower as accrued. Further, the reclassification of any lease or other liability of the Borrower or any of its Subsidiaries as Indebtedness due to a change in accounting principles after the Closing Date will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

For purposes of determining compliance with any U.S. Dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in the same foreign currency, and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, the U.S. Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced. Notwithstanding any other provision of this Section 7.03, the maximum amount of Indebtedness that the Borrower may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Section 7.04 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all its Property or business except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person), or with or into any other Loan Party (provided that (i) a Loan Party shall be the continuing or surviving Person or (ii) simultaneously with such transaction, the continuing or surviving Person shall become a Loan Party and the Borrower shall comply with Section 6.09 in connection therewith);

(b) any Subsidiary may merge with any other Subsidiary (or any Person that becomes a Subsidiary contemporaneously with such merger) so long as, in the case of any merger involving a Guarantor, the surviving Person shall be (or shall contemporaneously become) the Guarantor;

(c) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary (so long as, in the case of any such Disposition by a Guarantor, the Subsidiary to whom such assets are disposed of is a Guarantor) and may be dissolved following such Disposition;

(d) any Excluded Subsidiary, Project Finance Subsidiary or Immaterial Subsidiary may Dispose of any or all of its assets and may be dissolved following such Disposition;

(e) the Equity Interests of any Excluded Subsidiary, Project Finance Subsidiary or Immaterial Subsidiary may be Disposed of or issued to any other Person;

(f) the Borrower and any Subsidiary may merge or consolidate with any other Person (other than the Borrower or any Subsidiary) provided that, with respect to each merger or consolidation made pursuant to this Section 7.04(f):

(i) on the date of execution of the purchase agreement, no Default exists or would result therefrom;

(ii) the merger or consolidation is not hostile;

(iii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same as, or complimentary to, or an expansion of, lines of business then conducted by the Borrower and its Subsidiaries in the ordinary course;

(iv) the requirements of Section 6.09 are satisfied;

(v) the Borrower or such Subsidiary shall be the survivor (or, with respect to any Subsidiary Guarantor, such merger or consolidation shall be made to effect a Disposition permitted by Section 7.05); and

(vi) the Borrower shall have delivered to the Administrative Agent, at least one Business Day prior to the date on which any such merger or consolidation is to be consummated (or such shorter period of time as may be agreed to by the Administrative Agent), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.04(f) have been satisfied or will be satisfied on or prior to the date on which such merger or consolidation is consummated;

(g) any merger, consolidation, amalgamation, dissolution or Disposition of any Subsidiary that constitutes an Investment permitted under Section 7.06 or a Disposition permitted under Section 7.05;

(h) any change in the form or jurisdiction of organization of any Subsidiary if the Borrower determined in good faith that such change is in the best interest of the Borrower and is not materially disadvantageous to the Lenders; provided that all necessary actions are taken to ensure that the security interests in the Collateral shall remain in full force and effect; and

(i) this Section 7.04 shall not prohibit the consummation of the Specified Permitted Reorganization.

Section 7.05 Dispositions. Consummate any Asset Sale unless (i) the Borrower (or any of its Subsidiaries, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; (ii) the fair market value is determined by (a) an executive officer of the Borrower if the value is less than $20.0 million and evidenced by an officers’ certificate delivered to the Administrative Agent or (b) the Borrower’s board of directors if the value is $20.0 million or more and evidenced by a resolution of such board of directors delivered to the Administrative Agent; and (iii) at least 75% of the consideration received in the Asset Sale by the Borrower or such Subsidiary is in the form of cash or Cash Equivalents or any combination thereof. For purposes of this Section 7.05 each of the following shall be deemed to be cash: (a) any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet) of the Borrower or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans or any Guarantee pursuant to the Loan Documents) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Subsidiary from further liability and (b) any securities, notes or other obligations received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion.

Section 7.06 Restricted Payments. (i) declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of the Borrower or any of its Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) or to the direct or indirect holders of any Equity Interests of the Borrower or any of its Subsidiaries in their capacity as such (in each case, other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower or to the Borrower or a Subsidiary of the Borrower); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower; (iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Borrower or any of the Guarantors that is contractually subordinated to the Loans or the Subsidiary Guarantor’s Guarantee of the Obligations, any Junior Lien Obligations of the Borrower or any Subsidiary Guarantor and any unsecured Indebtedness of the Borrower or any Subsidiary Guarantor (“Restricted Debt”), except a payment of principal within six months of or at the stated Maturity Date thereof; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b) immediately after giving effect to such transactions on a pro forma basis, the Consolidated Leverage Ratio would not exceed 2.0 to 1.0; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (ii) through (xi) of the next succeeding paragraph) is less than, at the date of determination, the sum, without duplication, of

(i) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the fiscal quarter beginning after the Closing Date to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(ii) 100% of (a) the aggregate net cash proceeds and (b) the fair market value of (x) marketable securities (other than marketable securities of the Borrower) and (y) any Permitted Business or assets used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests (other than Disqualified Stock) of the Borrower received by the Borrower since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower), plus

(iii) to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise cancelled, liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment, including without limitation repayment of principal of any Restricted Investment constituting a loan or advance (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment.

The preceding provisions shall not prohibit:

(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment or distribution would have complied with the provisions of this Agreement;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (c)(B) of the preceding paragraph and clause (v) of this paragraph;

(iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness or Disqualified Stock of the Borrower or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(iv) the payment of any dividend or distribution by a Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis or on a basis more favorable to the Borrower or a Subsidiary of the Borrower than to the other holders;

(v) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Subsidiary of the Borrower held by any existing or former officer, director or employee (or their transferees, estates or beneficiaries under their estates) of the Borrower (or any of its Subsidiaries) pursuant to any equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $5.0 million during any calendar year (with unused amounts in any calendar year being carried forward to the next succeeding calendar year but not any subsequent years); plus (b) the amount of any net cash proceeds received by or contributed to the Borrower from the issuance and sale after the Closing Date of Equity Interests (other than Disqualified Stock) of the Borrower or any of its Subsidiaries to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (v); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (c)(ii) of the preceding paragraph and clause (ii) of this paragraph; plus (c) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (v);

(vi) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any preferred stock of any Subsidiary of the Borrower issued in accordance with the terms of this Agreement to the extent such dividends are included in the definition of “Fixed Charges”;

(vii) (a) the repurchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests in connection with the exercise or conversion of stock options, warrants, rights to acquire Equity Interests or other convertible securities or stock appreciation rights, to the extent such Equity Interests represent a portion of the exercise price therefor and (b) any repurchase, redemption, defeasance or other acquisition or retirement of Equity Interests in connection with the satisfaction of withholding tax obligations;

(viii) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon the exercise or conversion of securities exercisable or convertible into Equity Interests of the Borrower;

(ix) the purchase, redemption, defeasance or other acquisition or retirement of any Restricted Debt (a) at a purchase price not greater than 101.0% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 2.05(b)(i) hereof or (b) at a purchase price not greater than 100.0% of the principal amount of such Indebtedness in the event of an Asset Sale in accordance with provisions similar to Section 7.05 hereof; provided that, prior to or simultaneously with such purchase, redemption, defeasance or other acquisition or retirement, the Borrower (or a third party to the extent permitted by this Agreement) has made the Change of Control Offer or Asset Sale Offer, as applicable, with respect to the Loans as a result of such Change of Control or Asset Sale, as applicable, and has completed the repayment of all Loans properly elected to be repaid and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as applicable;

(x) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any direct or indirect parent of the Borrower not to exceed $25.0 million in the aggregate;

(xi) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount since the Closing Date not to exceed $25.0 million; and

(xii) Restricted Payments required to consummate the Specified Permitted Reorganization.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment (or, in the case of a dividend, on the date of declaration thereof) of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this “Restricted Payments” covenant, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (i) - (xi), the Borrower will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 7.06.

For purposes of determining compliance with any U.S. Dollar-denominated restriction on Restricted Payments denominated in a foreign currency, the U.S. Dollar-equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made.

Section 7.07 Modifications of Debt Instruments, etc. (a) Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the documentation governing Restricted Debt to the extent that any such amendment, modification, waiver or other change would be materially adverse to the Administrative Agent or the Lenders (in their capacities as such), or (b) amend its Organization Documents in any manner materially adverse to the Administrative Agent or the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit (a) any Permitted Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under Section 7.03 in respect thereof or (b) any amendment or change to the terms of any agreement governing the ABL Credit Agreement or any other Credit Facility that is permitted under the Senior Lien Intercreditor Agreement.

Section 7.08 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property (including by way of Division), the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any other Loan Party or in the case of any Excluded Subsidiary, any other Excluded Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except for transactions permitted by the following sentence. This Section 7.08 shall not apply to the following transactions: (i) any employment agreement entered into by the Borrower or any of its Subsidiaries in the Ordinary Course of Business and consistent with past practices, (ii) payment of reasonable directors’ fees to Persons, (iii) sales of Equity Interests of the Borrower to Affiliates of the Borrower, (iv) any Restricted Payment otherwise permitted under Section 7.06, (v) indemnification agreements with, and payments made, to officers, directors, and employees of the Borrower or any Subsidiary pursuant to charter, bylaw, statutory, or contractual provisions, (vi) the performance of obligations of the Borrower or any Subsidiary under the terms of any agreement to which the Borrower or any Subsidiary is a party as of the Closing Date and that is set forth on Schedule 7.08, and any amendments, modifications, supplements, extensions, or renewals of such agreements; provided that any such amendments, modifications, supplements, extensions, or renewals of such agreements are not materially more disadvantageous, taken as a whole, to the Administrative Agent and the Lenders than the terms of such agreements as in effect on the Closing Date, (vii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements or stock option or stock ownership plans approved by the board of directors of the Borrower, (viii) loans or advances to employees in the Ordinary Course of Business and consistent with past practices, but in any event not to exceed $2,000,000 in the aggregate outstanding at any one time, (ix) any transaction in which the Borrower or any of its Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or that such transaction meets the requirements of the first sentence of this paragraph, (x) dividends and distributions to the Borrower and its Subsidiaries by any Affiliate, (xi) (a) guarantees of performance by the Borrower and its Subsidiaries of Subsidiaries in the Ordinary Course of Business, except for guarantees of Indebtedness; (xii) any transaction where the only consideration paid by the Borrower or Subsidiary is Equity Interests of the Borrower (other than Disqualified Stock); (xiii) transactions contemplated hereunder and by the other Loan Documents; (xiv) transactions contemplated by or to effectuate the Plan of Reorganization; and (xv) transactions required to consummate the Specified Permitted Reorganization.

Section 7.09 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

Section 7.10 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Material Subsidiaries (other than Excluded Subsidiaries and Project Finance Subsidiaries) to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guaranty, other than (a) this Agreement and the other Loan Documents, (b) the ABL Credit Agreement or any other Credit Facility or Permitted Refinancing Indebtedness thereof, (c) any agreements governing any purchase money Liens or Capitalized Leases or other secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby or securing such Indebtedness), (d) customary non-assignment provisions in any contract or lease entered into in the Ordinary Course of Business and consistent with past practices, (e) applicable law or any applicable rule, regulation, or order of any Governmental Authority, (f) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, and other similar agreements, (g) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the Ordinary Course of Business, (h) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was -not entered into in connection with or in contemplation of such Person becoming a Subsidiary of Borrower and is not applicable to any Person, or the properties or assets of any Person, other than such Subsidiary or such Subsidiary’s properties and assets, and (i) any instrument governing Indebtedness assumed in connection with any acquisition of any Person or asset and not incurred in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired.

Section 7.11 Dividend and Other Payment Restrictions Affecting Subsidiaries. Create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary (other than Excluded Subsidiaries and Project Finance Subsidiaries) to (i) pay dividends or make any other distributions on its Equity Interest to the Borrower or any of its Subsidiaries or pay any Indebtedness owed to the Borrower or any of its Subsidiaries; (ii) make loans or advances to the Borrower or any of its Subsidiaries; or (iii) transfer any of its properties or assets to the Borrower or any of its Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Indebtedness and Credit Facilities as in effect on the Closing Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date, as determined by the Borrower in its reasonable and good faith judgment,

(2) this Agreement, the Loans and the Guarantees of the Obligations provided by the Subsidiary Guarantors;

(3) applicable law or any applicable rule, regulation or order of any court or Governmental Authority;

(4) agreements or instruments with respect to a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the reasonable and good faith judgment of the Borrower, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(5) customary non-assignment provisions in any contract, license or lease entered into in the Ordinary Course of Business;

(6) purchase money obligations for property acquired in the Ordinary Course of Business and Capitalized Leases that impose restrictions on that property of the nature described in clause (iii) of this Section 7.11;

(7) any agreement for the sale or other disposition of a Subsidiary that imposes restrictions of the nature described in clauses (i) and/or (iii) of this Section 7.11;

(8) Permitted Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Borrower in its reasonable and good faith judgment;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 7.01 hereof that limit the right of the debtor to Dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into (a) in the Ordinary Course of Business or (b) with the approval of the Borrower’s board of directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the Ordinary Course of Business;

(12) any encumbrance or restrictions existing under Hedging Obligations permitted under this Agreement;

(13) any agreement or instrument relating to any property or assets acquired after the Closing Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;

(14) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred pursuant to Section 7.03 hereof if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Borrower determines in good faith that any such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the Loans; and

(15) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of Section 7.01 hereof that limit the right of the debtor to Dispose of the assets securing the Indebtedness.

Section 7.12 Lines of Business. Enter into any material business except for those businesses directly relating to the oil services industry in which the Borrower and its Subsidiaries have previously engaged or are engaged on the Closing Date or that are incidental or reasonably related thereto or that are a reasonable extension thereof, as determined in good faith by the Borrower or applicable Subsidiary.

Section 7.13 Swap Contracts. Enter into any Swap Contract other than Swap Contracts entered into in the Ordinary Course of Business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.

Section 7.14 Anti-Corruption Laws. (a) Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar applicable anti-corruption legislation in other jurisdictions in any material respects, or (b) cause or permit any of the funds of any Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making or repayment of the Loans would be in violation of any Law.

Section 7.15 Sanctions. Directly or, with the knowledge of a Loan Party, indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture or other individual, entity or other Person, (i) for the purpose of financing or funding any activity of or business in any Designated Jurisdiction or any activity or business of any individual, entity or other Person located, organized or residing in any Designated Jurisdiction or who is the subject or target of any applicable Sanctions, or (ii) in any other manner that will, in the case of clause (i) or (ii), result in any violation by any Person (including any individual, entity or other Person participating in the transaction, whether as underwriter, advisor, investor, Lender, Administrative Agent or otherwise) of applicable Sanctions.

Section 7.16 Activities of Lux Holdco. Notwithstanding anything to the contrary contained herein, Lux Holdco shall not:

(a) hold any assets other than (i)(A) the Equity Interests of Parker Drilling Arctic Operating, LLC, Quail Tools, LLC, Parker Drilling Offshore USA L.L.C., PD GP Arctic, LLC, PD GP Offshore, LLC and PD GP Quail, LLC and (B) the Equity Interests of any Subsidiary formed or acquired by Lux Holdco after the Closing Date in compliance with clause (d) below, (if) cash and Cash Equivalents in an amount at any time not to exceed $100,000 except for cash and Cash Equivalents received as a Restricted Payment or Investment from the Borrower or any of its Subsidiaries held on a temporary basis in an account covered by a Lux Account Pledge Agreement, pending the application thereof, and (iii) other miscellaneous non-material assets incidental to the activities described in clause (c) below;

(b) create, incur, assume or suffer to exist any Indebtedness or liabilities other than: (i) Indebtedness permitted to be incurred under Section 7.03(i), (iii), (v), (vi) and (xiv), (ii) tax liabilities arising in the ordinary course of business and (iii) corporate, administrative and operating expenses incurred or arising in the ordinary course of business;

(c) engage in any activities or business other than (i) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance and the payment of Taxes, (ii) holding the assets and incurring the liabilities described in this Section 7.16 and activities incidental and related thereto, (iii) making payments, dividends or distributions to its parent entities, (iv) making Investments in its Subsidiaries and (v) performing its obligations under the Loan Documents and the ABL Loan Documents; or

(d) form or acquire any Subsidiary unless all actions required to be taken pursuant to Section 6.09 with respect to such Subsidiary and the Equity Interests of such Subsidiary shall have been taken.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan, any premium (including, without limitation, any Prepayment Premium), any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants, (i) Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.04(a)(i) or (ii) (with respect to the Borrower), Section 6.03(a), Section 6.03(e), Section 6.11, Section 6.15(a) or Article VII, or in Article IV of the Security Agreement; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or Section 8.01(b) above or (d) below) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (i) written notice thereof from the Administrative Agent to the Borrower (which notice shall be given by the Administrative Agent at the direction of the Required Lenders) or (ii) a Responsible Officer of the Borrower or any other Loan Party otherwise becoming aware of such default or any “Event of Default” under any Loan Document (other than this Agreement) shall occur and continue to exist beyond any applicable grace period set forth in such Loan Document; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) the Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required and after giving effect to the running of any grace periods applicable thereto, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; provided, however, this clause (e) shall not apply to (1) voluntary prepayments and redemptions, (2) any Non-Recourse Debt or Project Financing or (3) any repurchase or redemption of Indebtedness in connection with a change of control offer or asset sale offer or other similar mandatory prepayment; provided, further, that with respect to any of the defaults described in subclause (i) above in respect of Indebtedness outstanding under the First-Priority Lien Obligations, such default shall only constitute an Event of Default under this Agreement if (x) Indebtedness under the First-Priority Lien Obligations has been accelerated in accordance with its terms, or (y) such default arises from the failure to pay when due (after giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of Indebtedness under the First-Priority Lien Obligations; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law (other than the Cases), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment, (i) the Borrower or any Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving, for the Borrower and its Subsidiaries taken as a whole, a liability (not paid or fully covered by independent third party insurance as to which the relevant insurance company has acknowledged coverage) in an aggregate amount in excess of the Threshold Amount, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal by the earlier of (i) the date which 60 days from the entry thereof and (ii) the date on which the relevant judgment creditor(s) has begun to enforce such judgment(s) or decree(s); or

(i) ERISA, (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to have a Material Adverse Effect or (iii) a Foreign Benefit Event occurs which has resulted or could reasonably be expected to result in liability of the Borrower or one of its Subsidiaries in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any Loan Document (including, for the avoidance of doubt, the Senior Lien Intercreditor Agreement or any Customary Intercreditor Agreement if and when the same has been executed and delivered by the parties thereto), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the occurrence of the Maturity Date, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any Loan Document (including, for the avoidance of doubt, the Senior Lien Intercreditor Agreement or any Customary Intercreditor Agreement if and when the same has been executed and delivered by the parties thereto); or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (including, for the avoidance of doubt, the Senior Lien Intercreditor Agreement or any Customary Intercreditor Agreement if and when the same has been executed and delivered by the parties thereto), or purports to revoke, terminate or rescind any Loan Document (including, for the avoidance of doubt, the Senior Lien Intercreditor Agreement or any Customary Intercreditor Agreement if and when the same has been executed and delivered by the parties thereto); or

(k) [Reserved]; or

(l) Collateral Documents. Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected second priority Lien (subject to Liens permitted by Section 7.01) on (i) Collateral purported to be covered thereby having an aggregate fair market value in excess of $5,000,000, that is purported to be covered thereby unless such occurrence results solely from action of the Administrative Agent or any Lender and involves no Default by the Borrower or any other Loan Party hereunder or under any Collateral Document.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the direction of the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, premiums (including, without limitation, any Prepayment Premium), fees and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) terminate this Agreement and the other Loan Documents as to any future liability or obligation of the Loan Parties, but without affecting any of the Administrative Agent’s Liens in the Collateral and without affecting the Obligations; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or other Debtor Relief Law or upon the occurrence of any Event of Default described in Section 8.01(f), in addition to the remedies set forth above, without any notice to the Borrower or any other Person or any act by the Required Lenders, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest, fees, premiums (including any Prepayment Premium) and other amounts as aforesaid shall automatically become due and payable as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender and Borrower shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by the Loan Parties.

Upon an acceleration of the Loans as a result of an Event of Default (including an acceleration upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States or other Debtor Relief Law or upon the occurrence of any Event of Default described in Section 8.01(f)), the amount of principal of, and premium on (if any), the Loans that becomes due and payable shall include the Prepayment Premium (if any), determined as of such date, shall become immediately due and payable by the Loan Parties and shall constitute part of the Obligations as if the Loans were being voluntarily prepaid or repaid as of such date, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early repayment or prepayment of the Loans and each of the Borrower and the Guarantors agrees that it is reasonable under the circumstances currently existing. EACH OF THE BORROWER AND THE GUARANTORS EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUMS IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Borrower and the Guarantors expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment or redemption is made; (C) there has been a course of conduct between Lenders, the Borrower and the Guarantors giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and (D) the Borrower and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Borrower and the Guarantors expressly acknowledges that its agreement to pay or guarantee the payment of the Prepayment Premium, to the Lenders as herein described is a material inducement to Lenders to make (or be deemed to make) the Loans.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), subject to the terms of the Senior Lien Intercreditor Agreement and any Customary Intercreditor Agreement, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III but excluding any principal and interest) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, premiums (including any Prepayment Premium) and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of all other Obligations ratably among the Secured Parties; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authority.

(a) Each of the Lenders hereby appoints UMB Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents to which the Administrative Agent is a party (including, for the avoidance of doubt, the Senior Lien Intercreditor Agreement or any Customary Intercreditor Agreement) and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are expressly delegated to the Administrative Agent by the terms hereof or thereof (including, for the avoidance of doubt, the execution and delivery of the other Loan Documents (including the Senior Lien Intercreditor Agreement or any Customary Intercreditor Agreement)), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article, other than the final sentence of Section 9.10, are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent shall not be an agent for the Lender Claimants and shall not have any duties or obligations with respect to the Loans attributed to such Lender Claimants, other than (i) maintenance of the Lender Claimant Reserve Account and (ii) the crediting of their Loans in accordance with Section 2.15(a).

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents (including, for the avoidance of doubt, the Senior Lien Intercreditor Agreement or any Customary Intercreditor Agreement), and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. In furtherance thereon, each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent (or any sub-agent of the Administrative Agent appointed pursuant to Section 9.05), as “collateral agent” as “trustee” to act on their behalf solely for the purpose of acting as mortgagee under Mortgages and holding the second preferred mortgage interest in each Specified Rig granted to the Administrative Agent, as “collateral agent”, as “trustee” pursuant to the respective Mortgage. The Administrative Agent hereby accepts and declares that it will hold each Mortgage for the sole use and benefit of the Lenders and shall perform its obligations hereunder, but only upon the terms and conditions of this Agreement. In connection with all of the foregoing, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in- fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity, if applicable. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents to which the Administrative Agent is a party, and the Administrative Agent’s duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents to which Administrative Agent is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender and such notice references this Agreement and is labelled a “notice of default” or “notice of event of default”.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Notwithstanding anything contained in the Loan Documents or otherwise to the contrary, the Administrative Agent shall not have any duty to (i) file or prepare any financing or continuation statements or record any documents or instruments in any public office for purposes of creating, perfecting or maintaining any Lien or security interest created under the Loan Documents; (ii) take any necessary steps to preserve rights against any parties with respect to any Collateral; or (iii) take any action to protect against any diminution in value of the Collateral. The Borrower shall make any and all filings and recordations.

Notwithstanding any provision of this Agreement or the other Loan Documents to the contrary, before taking or omitting any action to be taken or omitted by the Administrative Agent under the terms of this Agreement and the other Loan Documents, the Administrative Agent may seek the written direction of the Required Lenders, and the Administrative Agent is entitled to rely (and is fully protected in so relying) upon such direction. The Administrative Agent is not liable with respect to any action taken or omitted to be taken by it in accordance with such direction. If the Administrative Agent requests such direction with respect to any action, the Administrative Agent is entitled to refrain from such action unless and until the Administrative Agent has received such direction, and the Administrative Agent does not incur liability to any Person by reason of so refraining. In the absence of an express statement in the Loan Documents regarding which Lenders shall direct in any circumstance, the direction of the Required Lenders shall apply and be sufficient for all purposes. If the Administrative Agent so requests, it must first be indemnified to its satisfaction by the Lenders against any and all fees, losses, liabilities and expenses which may be incurred by the Administrative Agent by reason of taking or continuing to take, or omitting, any action directed by any Lender. Any provision of this Agreement or the other Loan Documents authorizing the Administrative Agent to take any action does not obligate the Administrative Agent to take such action.

The Administrative Agent shall never be required to use, risk or advance its own funds or otherwise incur liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder (including, but not limited to, no obligation to grant any credit extension or to make any advance hereunder). In no event shall the Administrative Agent be liable, directly or indirectly, for any special, indirect, punitive or consequential damages, even if the Administrative Agent has been advised of the possibility of such damages and regardless of the form of action.

The Administrative Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, terrorist attacks or other disasters.

The Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing. The Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law.

Notwithstanding anything else to the contrary herein or in the other Loan Documents, whenever reference is made in this Agreement or any other Loan Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, it is understood that the Administrative Agent shall be acting at the direction of the Required Lenders and shall be fully protected in acting pursuant to such directions.

Each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents to which it is a party on the date hereof on behalf of and for the benefit of the Lenders.

Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Loan Documents, the Administrative Agent shall have all of the rights, immunities, indemnities and other protections granted to it under this Agreement (in addition to those that may be granted to it under the terms of such other agreement or agreements).

The Administrative Agent shall have no responsibility for interest or income on any funds held by it hereunder and any funds so held shall be held uninvested pending distribution thereof.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time, or upon the request of the Required Lenders, shall promptly give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall, in consultation with the Borrower, appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security as bailee until such time as a successor Administrative Agent is appointed, but the Administrative Agent may petition a court of competent jurisdiction, at the expense of Borrower, for the appointment of a successor).

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security as bailee until such time as a successor Administrative Agent is appointed, but the Administrative Agent may petition a court of competent jurisdiction, at the expense of Borrower, for the appointment of a successor).

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security as bailee until such time as a successor Administrative Agent is appointed, but the Administrative Agent may petition a court of competent jurisdiction, at the expense of Borrower, for the appointment of a successor) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any Person into which the Administrative Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party, or any Person succeeding to the business of the Administrative Agent shall be the successor of the Administrative Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties Etc. Anything herein to the contrary notwithstanding, Administrative Agent shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) at the direction of the Required Lenders, to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid and to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01), (ii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10 Collateral and Guaranty Matters. Each of the Lenders irrevocably authorizes the Administrative Agent, at the direction of the Required Lenders, to (a) release any and all Collateral from the Liens created by the Collateral Documents, subordinate any Lien on any and all such Collateral and/or release any and all Guarantors (other than Borrower) from their respective obligations under the Guaranty at any time and from time to time in accordance with the provisions of the Collateral Documents and Section 10.21, (b) execute and deliver, and take any action referred to in Section 10.21 to evidence any such release or subordination and (c) enter into any amendments of the Collateral Documents dated on and as of even date herewith deemed reasonably necessary or appropriate by the Required Lenders in order to evidence the Obligations secured by such Collateral Documents and for any other related purpose.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to Section 9.10 or Section 10.21. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable for any failure to monitor or maintain any portion of the Collateral. In addition, the Administrative Agent will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Borrower, or any other party, or opine or advise on any related Solvency issues.

Lux Holdco hereby expressly accepts and confirms, for the purposes of article 1278 and article 1281 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with, the provisions of this Agreement, any security provided pursuant to a Loan Document to which Lux Holdco is a party shall be preserved, for the purposes of Luxembourg law, for the benefit of any new Lender.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments. Any provision of the Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (I) in the case of this Agreement, the Borrower and the Required Lenders and acknowledged by the Administrative Agent, and (II) in the case of any other Loan Document, each party thereto and the Administrative Agent (at the direction of the Required Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees, premiums (including any Prepayment Premium) or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the third proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change the definition of “Applicable Percentage”, Section 2.12(a), Section 2.12(f), Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby; provided that modifications of Section 2.12(a), Section 2.12(f), Section 2.13 or Section 8.03 or the definition of “Applicable Percentage” in connection with (x) any buy back of Loans by the Borrower pursuant to Section 2.05(a)(iii) shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders, or (y) any Incremental Amendment shall only require approval (to the extent any such approval is otherwise required) of the Incremental Lenders;

(e) [reserved];

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder, without the written consent of each Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (except any such release in accordance with a transaction permitted under the Loan Documents);

(h) release all or substantially all of the value of the Guaranty without the written consent of each Lender (except any such release in accordance with a transaction permitted under the Loan Documents);

(i) amend the penultimate paragraph of Section 9.09 without the written consent of each Lender; or

(j) affect the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) without the written consent of the requisite percentage of interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders was the only Class;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (iii) no Lender consent is required to effect an Incremental Amendment. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended, nor the principal owed to such Lender reduced or the final maturity thereof extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each affected Lender, each Lender of a Class in accordance with the terms of Section 10.01 or each Lender and that has been approved by the Required Lenders (and, in the case of a proposed amendment, waiver, consent or release involving all of an affected Class, at least 50.1% of such affected Class) (a “Non-Consenting Lender”), the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Section 10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number or electronic mail address specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number or electronic mail address specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e- mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT

OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address (including its address for electronic communications) or telecopier for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address (including its address for electronic communications) or telecopier for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including electronic notices or Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates including reasonable and documented out-of-pocket legal fees and expenses (but limited in the case of legal fees to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent and one primary counsel for the Lenders, taken as a whole, and, if reasonably necessary, of one or more regulatory counsels and one local counsel in any relevant jurisdiction to the Administrative Agent and one or more such counsel to the Lenders, taken as a whole), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent) and any counsel for the Lenders (and one counsel for the Administrative Agent and one counsel for the Lenders, taken as a whole, in any relevant foreign jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each other Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, fees and expenses (but limited in the case of legal fees, to the reasonable and documented out-of- pocket fees, charges and disbursements of one counsel for the Administrative Agent and one counsel for the Lenders, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction to the Administrative Agent and one local counsel to the Lenders, taken as a whole, in each such relevant material jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including fees and expenses incurred in enforcing this indemnity and including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, or by any other Person and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) other than with respect to the Administrative Agent, result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely among the Indemnitees (other than claims against an Indemnitee in its capacity as the Administrative Agent or a similar role) and not arising out of any act or omission of the Borrower or any of its Subsidiaries. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section or under Section 2.09 to be paid by it to the Administrative Agent (or any sub-agent thereof), each other Agent or any Related Party of any of the foregoing (and without limiting Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub- agent), such other Agent or such Related Party, as the case may be, such Lender’s Applicable Percentage

(determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any other Agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any other Agent in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than thirty days after written demand therefor (or such later time as the applicable payee shall agree to in writing in its sole discretion).

(f) Survival. The agreements in this Section shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, if any Refinancing Event shall occur, the obligations under this Section 10.04 shall continue during the period described in Section 2.15(f).

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans of any Class at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 10.06(b)(i)(A), the aggregate amount of the Commitment and the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B) the Administrative Agent shall acknowledge receipt of any Assignment and Assumption delivered to it.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided further, that such fee shall be payable only once in the event of simultaneous assignments to or by two or more Approved Funds that are administered, managed, advised or sub-advised by the same entity or entities that are Affiliates of each other. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower or Defaulting Lender. No such assignment shall be made to the Borrower or any of the Borrower’s Subsidiaries or to any Defaulting Lender or any of a Defaulting Lender’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vii) Conversion of Lender Claimants. For the purposes of this Agreement, the conversion of a Lender Claimant to a Lender pursuant to Section 2.15 shall not be deemed an assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy (or the equivalent thereof in electronic form) of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register. The parties hereto agree and intend that the Loans shall be treated as being in “registered form” for purposes of the Code (included Sections 163(f), 871(h)(2), and 881(c)(2) of the Code), and the Register shall be maintained in accordance with such intention.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or to any Defaulting Lender or any of a Defaulting Lender’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender)), Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-l(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with the Borrower’s prior written consent or (ii) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors, independent auditors, legal counsel and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal or administrative process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or its obligations hereunder, (g) with the consent of the Borrower, (h) for purposes of establishing a “due diligence” defense or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y)

becomes available to the Administrative Agent, any other Agent, any Lender or any of their respective Affiliates (and the successors and assigns of the foregoing) on a nonconfidential basis from a source other than the Borrower or (z) is independently developed by the Administrative Agent, any other Agent, any Lender or any of their respective Affiliates (and the successors and assigns of the foregoing). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Loans.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any other Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Lenders acknowledges that (a) the Information may include material non- public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency), other than deposits in accounts designated as trust or tax withholding accounts and that are exclusively used for such purposes, at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01 this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g., “.pdf” or “.tiff”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the Maturity Date.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a). If any Lender is a Non-Consenting Lender or a Defaulting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b):

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER

THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the services regarding this Agreement provided by the Administrative Agent is arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Administrative Agent does not have any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents to which the Administrative Agent is a party; and (iii) the Administrative Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent does not have any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation any Assignment and Assumption, any amendment or other modification hereof (including waivers and consents), amendments or other modifications or Committed Loan Notices) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper- based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

Section 10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

Section 10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 10.20 [Reserved].

Section 10.21 Release of Collateral and Loan Parties.

(a) Any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document shall automatically be released, terminated and discharged in full (as used in this Section 10.21 “released”) without the need for any further action by any Person: (i) upon the payment in full of the principal of, together with accrued and unpaid interest on, all of the Loans and all other Obligations under this Agreement and the other Loan Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid (provided that, for all purposes under this Agreement, deposit by the Borrower of the Lender Claimant Obligation Amount, if any, into the Lender Claimant Reserve Account pursuant to Section 2.15 shall be deemed to be payment in full of such amounts), (ii) with respect to any such Lien, in the event that any asset constituting Collateral is, or is to be, Disposed of as part of, or in connection with, any transaction not prohibited hereunder or under any other Loan Document or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01.

(b) The Administrative Agent shall, without the need for any further action by any Lender, subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (a), (h) or (j) of the definition of “Permitted Lien” upon receipt of a certificate of the Borrower certifying that such subordination is permitted by the terms of the Loan Documents, including this Section 10.21(b), and all conditions provided in the Loan Documents to the Administrative Agent’s execution of any documents evidencing such subordination have been satisfied.

(c) Any Loan Party (other than the Borrower) shall be automatically released from its obligations under the Guaranty and Collateral Documents upon (i) such Person ceasing to be a Subsidiary as a result of a transaction permitted hereunder or otherwise in accordance with the terms hereof and (ii) written notice received by the Administrative Agent executed by a Responsible Officer of the Borrower describing the circumstances giving rise to such claim for release. In addition, (i) if a Subsidiary Guarantor has become an Excluded Subsidiary or (ii) if a Subsidiary Guarantor ceases to be a Material Subsidiary, in each case, as a result of a transaction permitted hereunder or otherwise in accordance with the terms hereof, then automatically upon the receipt by the Administrative Agent of written notice from a Responsible Officer of the Borrower (providing sufficient factual detail supporting a claim for release consistent with this sentence) such Subsidiary Guarantor shall be released from the Guaranty.

(d) In the case of any release or subordination described in this Section 10.21 the Administrative Agent shall, at the Borrower’s expense, execute and deliver to the relevant Borrower such documents or evidence of such release or subordination (or payment in full of the Obligations as described in Section 10.21(a)(i)) as Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to substantiate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 10.21.

Section 10.22 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.23 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.24 Senior Lien Intercreditor Agreement. Anything herein to the contrary notwithstanding, the liens and security interests securing the obligations evidenced by this Agreement or any other Loan Document, the exercise of any right or remedy with respect thereto and certain of the rights of the obligees hereof are subject to the provisions of the Senior Lien Intercreditor Agreement and in the event of any conflict between the terms of the Senior Lien Intercreditor Agreement and this Agreement or any other Loan Document with respect to such liens, security interest, rights or remedies, the terms of the Senior Lien Intercreditor Agreement shall govern and control.

(Signature pages begin on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARKER DRILLING COMPANY, as the Borrower

By:	/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Second Lien Term Loan Credit Agreement]

Acknowledged and Agreed:

PD HOLDINGS DOMESTIC COMPANY S.A.R.L.

By:	/s/ Sebastian Koller
Name: Sebastian KOLLER
Title: Authorised Signatory

[Signature Page to Second Lien Term Loan Credit Agreement]

UMB BANK, N.A., as Administrative Agent

By:	/s/ Julius R. Zamorn
Name: Julius R. Zamorn
Title: Vice President

[Signature Page to Second Lien Term Loan Credit Agreement]